UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Travelport Worldwide Limited

(Name of Registrant as Specified In Its Charter)

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Axis One, Axis Park
Langley, Berkshire SL3 8AG, United Kingdom
April 27, 2015
To Our Shareholders:
You are cordially invited to attend the 2015 Annual General Meeting of Shareholders (the “Meeting”) of Travelport Worldwide Limited to be held at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, on June 11, 2015, at 3:00 p.m. Eastern Time.
The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business to be conducted at the Meeting and provides other information concerning our company of which you should be aware when you vote your shares.
Your vote is important to us. Whether or not you attend the Meeting, it is important that your shares be represented and voted at the Meeting.
On behalf of the Board of Directors and the employees of Travelport Worldwide Limited, we would like to thank you for being a shareholder and express our appreciation for your ongoing support of our company.
Sincerely,

Douglas Steenland Chairman of the Board	Gordon Wilson President and Chief Executive Officer

Travelport Worldwide Limited
Axis One, Axis Park
Langley, Berkshire SL3 8AG, United Kingdom
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2015
To Our Shareholders:
NOTICE IS HEREBY GIVEN that the 2015 Annual General Meeting of Shareholders (the “Meeting”) of Travelport Worldwide Limited (the “Company”) will be held at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, on June 11, 2015, at 3:00 p.m. Eastern Time, to consider and vote upon the following matters:
1.   To elect as directors the eight nominees named in the accompanying Proxy Statement, all of whom are currently serving on our Board of Directors, each to serve for a one-year term until the 2016 annual general meeting of shareholders or until his or her successor is elected or appointed, or until his or her office is otherwise vacated.
2.   To appoint Deloitte LLP as our independent auditor for the fiscal year ending December 31, 2015 and to authorize the Audit Committee of the Board of Directors to determine the independent auditor’s remuneration.
3.   To provide, on a non-binding advisory basis, approval of the compensation of our named executive officers.
4.   To provide, on a non-binding advisory basis, approval of the frequency that shareholders will have a non-binding advisory vote on the compensation of our named executive officers.
5.   To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
At the Meeting, we also will present the consolidated financial statements and independent auditor’s report for the fiscal year ended December 31, 2014 and lay them before the shareholders in accordance with Bermuda law.
The Board of Directors of the Company has fixed the close of business on April 17, 2015 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder, for any purpose germane to the Meeting, at the Meeting and for ten days prior to the Meeting during ordinary business hours at Axis One, Axis Park, Langley, Berkshire SL3 8AG, United Kingdom, the Company’s principal place of business.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2015:
THE COMPANY’S PROXY STATEMENT ON SCHEDULE 14A, FORM OF PROXY CARD AND
2014 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT
www.proxyvote.com
By Order of the Board of Directors,

Rochelle J. Boas
Senior Vice President and Secretary
Dated: April 27, 2015

Proxy Summary	1
About the Annual Meeting	1
Corporate Governance	5
Board of Directors	5
Biographical Information for Nominees	5
Board Composition	7
Director Independence	7
Board of Director Meetings	7
Board Executive Sessions	8
Board Committees and Membership	8
Audit Committee	8
Compensation Committee	8
Nominating and Corporate Governance Committee	8
Director Nomination Procedures	8
Role of Our Board in Risk Oversight	9
Compensation Committee Interlocks and Insider Participation	9
Corporate Governance	10
Communications with Directors	10
Whistleblower Hotline	10
Limitations of Liability and Indemnification Matters	10
Executive Officers and Other Key Officers	11
Executive Compensation	14
Compensation Discussion and Analysis	14
Summary Compensation Table	24
Grants of Plan-Based Awards During 2014	27
Employment Agreements	28
Restrictive Covenants	29
Outstanding Equity Awards at 2014 Fiscal-Year End	30
Option Exercises and Stock Vested in 2014	31
Pension Benefits in 2014	31
Nonqualified Deferred Compensation in 2014	31
Potential Payments Upon Termination of Employment or Change in Control	33
Compensation of Directors	35
Security Ownership of Certain Beneficial Owners and Management	37
Related Party Transactions	40
Report of the Audit Committee	43
Section 16(a) Beneficial Ownership Reporting Compliance	44
Shareholder Engagement	44
Proposals to Be Voted on at Meeting	45
Proposal No. 1: Election of Directors	45
Proposal No. 2: Appointment of Independent Auditors and Authorization of the Audit Committee of the Board to Determine the Independent Auditor’s Remuneration	46
Proposal No. 3: Advisory Approval of Executive Compensation	48
Proposal No. 4: Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation	49
Shareholder Proposals for 2016 Annual General Meeting	50
Additional Information	50

i

Travelport Worldwide Limited
Axis One, Axis Park
Langley, Berkshire SL3 8AG, United Kingdom
PROXY STATEMENT
April 27, 2015
ABOUT THE ANNUAL GENERAL MEETING
Why am I receiving these proxy materials?
The Board of Directors of Travelport Worldwide Limited (the “Company” or “Travelport”) is soliciting your vote at the 2015 Annual General Meeting of Shareholders, and any adjournment or postponement thereof  (the “Meeting”), to be held Thursday, June 11, 2015 at 3:00 p.m. Eastern Time, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, for the purposes set forth in this Proxy Statement. On or about April 27, 2015, the Company will first mail to certain shareholders of record the Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement online, or in the alternative, request a paper copy of the proxy materials and a proxy card, and also will first mail to certain other shareholders this Proxy Statement and proxy card.
What items will I be voting on and what are the Board’s voting recommendations?
Proposal	Board’s Voting Recommendation
No. 1: Election of Directors (see page 44)	“FOR” each nominee
No. 2: Appointment of Auditors and Authorization of the Audit Committee to determine their remuneration (see page 45)	“FOR”
No. 3: Advisory Approval of Compensation of our Named Executive Officers (see page 47)	“FOR”
No. 4: Advisory approval of the frequency of shareholder votes on executive compensation (see page 48)	“One Year”
Could other matters be decided at the Meeting?
The Board of Directors is not aware of any other matters to be brought before the Meeting. However, if any other matters properly come before the Meeting, the individuals named as proxies, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.
How many votes do I have?
You will have one vote for every common share, par value $0.0025 each of the Company (the “Common Shares”), you owned as of the close of business on April 17, 2015 (the “Record Date”).
How many votes can be cast by all shareholders?
122,375,931 votes, consisting of one vote for each of the Company’s Common Shares that were issued and outstanding on the Record Date. There is no cumulative voting, and the holders of the Common Shares vote together as a single class.
How many votes must be present to hold the Meeting?
Two or more persons representing in person or by proxy in excess of 50% of the total issued and outstanding Common Shares entitled to vote at the Meeting, or 61,187,966 votes, must be present, at the start of the Meeting, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

How many votes are required to elect directors and adopt the other proposals?
Proposal	Vote Requirement	Impact of Abstentions
No. 1: Election of Directors	Directors are elected by a plurality of the votes cast. The eight nominees receiving the most votes, up to the number of directors to be elected, shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.	Not counted as votes cast “for” or “against” and will have no effect on the outcome
No. 2: Appointment of Auditors and Authorization of the Audit Committee to Determine their Remuneration	Majority of the votes cast of the common shares present, in person or by proxy, and entitled to vote	Not counted as votes cast “for” or “against” and will have no effect on the outcome
No. 3: Advisory Approval of Compensation of our Named Executive Officers	Majority of the votes cast of the common shares present, in person or by proxy, and entitled to vote	Not counted as votes cast “for” or “against” and will have no effect on the outcome
No. 4: Advisory Approval of the Frequency of Shareholder Votes on Executive Compensation	You may vote “one year,” “two years” or “three years.” The outcome will be determined by a plurality of the votes cast.	Not counted as votes cast for “one year,” “two years” or “three years” and will have no effect on the outcome
A broker non-vote occurs when a broker does not have discretion to vote on a particular proposal and the broker has not received instructions from the beneficial owner of the Common Shares as to how to vote on such proposal. If you hold your Common Shares in “street name” and do not provide voting instructions to your broker within the required time frame before the Meeting, your Common Shares will not be voted by the broker for Proposal Nos. 1, 3 or 4, but the broker will have the discretion to vote your Common Shares on Proposal No. 2. As a result, broker non-votes will have no effect on the outcome of Proposal Nos. 1, 3 or 4.
Why did certain shareholders receive in the mail a one-page Notice regarding Internet availability of this Proxy Statement rather than a printed copy?
We are sending to a portion of our shareholders a Notice containing instructions on how to access this Proxy Statement online, as permitted by the Securities and Exchange Commission (“SEC”) rules. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of this Proxy Statement in the mail. Instructions on how to access this Proxy Statement over the Internet or how to obtain printed copies, if you prefer, are set forth in such Notice.
How do I vote?
You should submit your proxy or voting instructions as soon as possible. If you received or requested printed copies of the proxy materials by mail, the materials will include a proxy card, for registered shareholders (that is, if you hold your Common Shares directly in your name through our transfer agent), or a vote instruction form (“VIF”) for beneficial owners (if your shares are held in “street name” such as in a stock brokerage account, by a bank or other nominee). Whether you are a registered shareholder or hold any of your Common Shares in “street name,” you may complete the submission of your proxy or vote in the following ways:
By Phone	By Internet	By Mail	In Person
If you received or requested printed copies of the proxy materials by mail, in the U.S. or Canada, vote by dialing the number on the proxy card/VIF	Follow the instructions included on the proxy card/VIF or Notice of Internet Availability	If you received or requested printed copies of the proxy materials by mail, vote by marking, dating and signing the proxy card or VIF and returning it promptly in the envelope provided	Attend the Meeting and vote in person. If you hold any Common Shares in “street name,” you may not vote in person unless you bring with you a legal proxy from the organization that holds your Common Shares
In all cases, the deadline for submission of your proxy by telephone or via the Internet is 11:59 p.m., Eastern Time, on June 10, 2015.
Can I change my vote?
Yes. You may revoke your proxy at any time prior to the voting at the Meeting if, in accordance with the submission of your proxy and voting procedures described above, you:
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complete the submission of your proxy again (including by phone or Internet by the applicable deadline);

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complete, sign, date and return a new proxy card or VIF with a later date;

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give timely written notice of such revocation to our Corporate Secretary at Axis One, Axis Park, Langley, Berkshire, United Kingdom SL3 8AG; or

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attend the Meeting and vote in person.

What if I do not vote for some of the proposals?
Common Shares represented by proxies received by the Company (whether through the return of a proxy card or VIF) that do not contain voting instructions, or if you complete the submission of your proxy by telephone or electronically via the Internet without indicating how you want to vote, your shares will be voted:
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“FOR” the election of all eight nominees for the Board of Directors (Proposal No. 1);

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“FOR” the appointment of independent auditors and authorization of the Audit Committee to determine their remuneration (Proposal No. 2);

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“FOR” the proposal regarding advisory approval of the compensation of our named executive officers (Proposal No. 3); and

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“One year” as the frequency with which shareholders will vote on executive compensation.

Do I need a ticket to attend the Meeting?
Yes. Admission will be by ticket only. Admission to the Meeting will be expedited if tickets are obtained in advance.
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Registered shareholders: bring the bottom portion of the proxy card enclosed with this Proxy Statement (or obtained via the Internet) as your Meeting ticket. Notices will not be accepted as a Meeting ticket.

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Beneficial owners: if you own Common Shares through an intermediary, such as a bank or broker, request tickets in writing from the Corporate Secretary at Axis One, Axis Park, Langley,

Berkshire, United Kingdom SL3 8AG. Please include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your Common Shares, confirming beneficial ownership as of the Record Date.
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Shareholders without advance tickets: shareholders who do not obtain tickets in advance may obtain tickets on the Meeting date at the registration desk upon verifying their share ownership as of the Record Date.

Attendance at the Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company. Tickets may be issued to others at the discretion of the Company. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Cameras and recording devices will not be permitted at the Meeting.
How can I find the voting results of the Meeting?
Voting results will be tallied by the inspector of election. The Company will report the final results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Meeting.
How can I access the Company’s proxy materials and annual report electronically?
This Proxy Statement and the Company’s 2014 Annual Report on Form 10-K may be viewed online at www.proxyvote.com. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone or by enrolling through the transfer agent’s website at www.amstock.com. If you choose this option, you will receive a proxy form in April 2016 listing the website locations where proxy materials will be posted and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Common Shares through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.
How does a shareholder nominate someone to be a director?
Director nominations may be made by a shareholder so long as the shareholder follows the procedures outlined in the bye-laws of the Company. Pursuant to our bye-laws, for a nomination to be made by a shareholder, such shareholder must have given the proper notice within the specific time limits set forth in the relevant provision therein. For the 2016 annual general meeting, the Company must receive this notice not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting, or in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Such notice and nomination should be submitted in writing to the Corporate Secretary of the Company and should include the information required for shareholder nominations set forth in the Company’s bye-laws.
A copy of the Company’s bye-laws, including the provision describing the procedure for shareholder nominations may be accessed in the “Investors — Governance” section of the Company’s website at www.travelport.com. Nothing contained in any section of the Company’s website is incorporated by reference into this Proxy Statement.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors (the “Board”) currently consists of eight members. Each of the directors elected at the Meeting will serve for a term of one year expiring at the 2016 annual general meeting of shareholders and until his or her successor is duly elected or appointed or until his or her office is otherwise vacated. The name of each present director, his or her position with the Company and principal occupations and directorships held with other public companies during the past five years are set forth below. In addition to the information presented below regarding each director’s experience, skills and attributes that contribute to the effectiveness of the Board as a whole, each director possesses valuable business management and leadership experience, demonstrates an ability to exercise sound judgment and business acumen and brings unique perspective to the Board.
The following table sets forth information about our director nominees as of April 24, 2015.
Name	Age	Position
Gordon A. Wilson	48	President and Chief Executive Officer, Director
Douglas M. Steenland	63	Chairman of the Board
Gavin R. Baiera	39	Director
Gregory Blank	34	Director
Elizabeth L. Buse	54	Director
Steven R. Chambers	56	Director
Michael J. Durham	64	Director
Douglas A. Hacker	59	Director
Biographical Information for Nominees
Gordon A. Wilson.   Mr. Wilson has served as our President and Chief Executive Officer, as well as a member of our Board of Directors, since June 2011. Mr. Wilson served as our Deputy Chief Executive Officer from November 2009 until June 2011 and as President and Chief Executive Officer of Travelport’s GDS business (which includes the Airline IT Solutions business) since January 2007. Mr. Wilson has 26 years of experience in the electronic travel distribution and airline IT industry. Prior to the acquisition of Worldspan, Mr. Wilson served as President and Chief Executive Officer of Galileo. Mr. Wilson was Chief Executive Officer of B2B International Markets for Cendant’s Travel Distribution Services Division from July 2005 to August 2006 and for Travelport’s B2B International Markets from August 2006 to December 2006, as well as Executive Vice President of International Markets from 2003 to 2005. From 2002 to April 2003, Mr. Wilson was Managing Director of Galileo EMEA and Asia Pacific. From 2000 to 2002, Mr. Wilson was Vice President of Galileo EMEA. Mr. Wilson also served as Vice President of Global Customer Delivery based in Denver, Colorado, General Manager of Galileo Southern Africa based in Johannesburg, General Manager of Galileo Portugal and Spain based in Lisbon, and General Manager of Airline Sales and Marketing based in the United Kingdom. Prior to joining Galileo International in 1991, Mr. Wilson held a number of positions in the European airline and chemical industries. Mr. Wilson was selected to serve on our Board of Directors because of the leadership skills, strategic guidance and experience he brings as our President and Chief Executive Officer and operational expertise from his prior experience in the industry.
Douglas M. Steenland.   Mr. Steenland has served as our Chairman since May 2013 and as Chairman of our Nominating and Corporate Governance Committee since the pricing of our initial public offering. Mr. Steenland served as a member of our Audit Committee from August 2011 until March 2014 and our Compensation Committee from August 2011 until the pricing of our initial public offering. Mr. Steenland served as our Vice Chairman from August 2011 until May 2013. Mr. Steenland is a member of the boards of directors of American International Group, Inc. and Hilton Worldwide Inc., both New York Stock Exchange companies. Mr. Steenland previously held numerous executive roles during seventeen years with Northwest Airlines Corporation, most recently as President and Chief Executive Officer, from October 2004 until its merger with Delta Air Lines in October 2008. In the past ten years, Mr. Steenland has also served as a director of Northwest Airlines Corporation and Delta Air Lines, Inc. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. Mr. Steenland was selected to serve on our Board of Directors because of his industry expertise and experience as a member of the Board of Directors of other companies.
Gavin R. Baiera.   Mr. Baiera has served as a member of our Board of Directors since October 2011, a member of our Compensation Committee since October 2011 and a member of our Nominating and Corporate Governance Committee since the pricing of our initial public offering. Mr. Baiera served as a member of our Audit Committee from October 2011 until the pricing of our initial public offering. Mr. Baiera is a Managing Director at Angelo, Gordon & Co., L.P., a privately-held registered investment advisor currently managing approximately $23 billion. Prior to joining Angelo Gordon, Mr. Baiera was co-head of the Strategic Finance Group at Morgan Stanley which was responsible for all origination, underwriting and distribution of restructuring transactions. Prior to joining Morgan Stanley in 2005, Mr. Baiera was a Vice President at General Electric Capital Corporation concentrating on underwriting and investing in restructuring transactions. Mr. Baiera began his career at General Electric Capital Corporation in their financial management program. Mr. Baiera serves on the Board of Directors of Mach Gen, Inc. and Orbitz Worldwide, Inc. Mr. Baiera was selected to serve on our Board of Directors because of his financial and investment expertise.
Gregory Blank.   Mr. Blank has served as a member of our Board of Directors and a member of our Audit Committee since May 2013. Mr. Blank served as a member of our Compensation Committee from May 2013 until the pricing of our initial public offering. Mr. Blank is a Principal in the Corporate Private Equity Group of The Blackstone Group, where he focuses primarily on investments in the Technology, Media and Telecommunications and Industrials sectors. Since joining Blackstone in 2009, Mr. Blank has been involved in the evaluation and execution of private equity transactions in a variety of industries and across geographies, including in the United States, Germany, Asia, and Australia/New Zealand. Prior to joining Blackstone, Mr. Blank was an Associate at Texas Pacific Group (TPG) in San Francisco, where he was involved in the evaluation and execution of private equity transactions. Prior to that, Mr. Blank worked in investment banking at Goldman, Sachs & Co. focused on Technology, Media and Telecommunications clients. Mr. Blank serves on the Boards of Directors of The Weather Company, Ipreo and Accuvant, Inc. Mr. Blank was selected to serve on our Board of Directors because of his financial and investment expertise.
Elizabeth L. Buse.   Ms. Buse has been a member of our Board of Directors and a member of our Nominating and Corporate Governance Committee since the pricing of our initial public offering. Ms. Buse is a Chief Executive Officer of Monitise PLC since March 25, 2015. From June of 2014 until March 25, 2015, Ms. Buse was Co-Chief Executive Officer of Monitise. Before joining Monitise PLC, Ms. Buse held numerous executive roles during her sixteen years with Visa, Inc., most recently as Executive Vice President and Global Executive focusing on Solutions. Ms. Buse serves on the Board of Directors of Monitise PLC. Ms. Buse was selected to serve on our Board of Directors because of her financial and technology expertise and experience as a member of the Board of Directors of other public and private companies.
Steven R. Chambers.   Mr. Chambers has been a member of our Board of Directors since April 24, 2015. Mr. Chambers will become a member of our Compensation Committee on June 1, 2015. From 2005 to 2014, Mr. Chambers was Executive Vice President and Chief Information Officer of Visa Europe Ltd. where he was responsible for the development and delivery of the organization’s IT systems (including the transaction processing operations). Mr. Chambers has spent most of his professional career in the payments business. Prior to Visa Europe, Mr. Chambers held various positions with ACI Worldwide, Inc., First Data Resources and Electronic Data Systems Corporation. Mr. Chambers was selected to serve on our Board of Directors because of his technology and payments industry expertise.
Michael J. Durham.   Mr. Durham has been a member of our Board of Directors and chairman of our Audit Committee since the pricing of our initial public offering. From 2000 to 2012, Mr. Durham was President and Chief Executive Officer of Cognizant Associates, a consulting company he founded. Before founding Cognizant, he served as Director, President and Chief Executive Officer of Sabre, Inc., then a NYSE-listed company providing information technology services to the travel industry. He held those positions from October 1996, the date of Sabre, Inc.’s initial public offering, until October 1999. From 1979, Mr. Durham worked at AMR Corp./American Airlines, serving as Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre. Mr. Durham serves on the Boards of Directors of The Hertz Corporation, the leading company in the auto and heavy equipment leasing industries, and of Cambridge Capital Acquisition Corp., a special purpose acquisition corporation formed in January of 2014. During the preceding years, Mr. Durham served on the Boards of Directors of numerous publicly traded and privately held companies, including Asbury Automotive Group Inc. and Acxiom Corporation. Mr. Durham was selected to serve on our Board of Directors because of his financial and industry expertise and experience as a member of other Boards of Directors.
Douglas A. Hacker.   Mr. Hacker has been a member of our Board of Directors, chairman of our Compensation Committee and a member of our Audit Committee since the pricing of our initial public offering. Mr. Hacker served as Executive Vice President, Strategy of UAL Corporation from 2002 to 2006 and as President of UAL Loyalty Services from 2001 to 2002. Prior to that, Mr. Hacker served as Chief Financial Officer of United Airlines from 1994 to 2001. Mr. Hacker is currently an independent business executive and, as such, he serves on the Boards of Directors of the public entities of Aircastle Limited, Columbia Mutual Funds and SpartanNash Company, as well as the private company, NES Rentals. Mr. Hacker was selected to serve on our Board of Directors because of his industry expertise and experience as a member of the Board of Directors of public and private companies.
Board Composition
Our Board currently consists of eight directors. Our bye-laws provide that our Board shall consist of such number of Directors being not less than two Directors and not more than fifteen Directors as the Board may from time to time determine. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board can be filled by resolution of our Board. Each director elected to the Board serves a one-year term, ending at the next annual general meeting or until his or her successor is elected or appointed or their office is otherwise vacated.
Director Independence
To determine director independence, our Board of Directors reviews commercial and charitable relationships of each director to evaluate such director’s independence in accordance with the listing standards of the New York Stock Exchange (“NYSE”) and pursuant to our own director independence criteria. In conducting its review, the Board of Directors considers a number of factors, including the director’s and his or her family members’ relationships with the Company and its subsidiaries, affiliates, executive officers and auditors and his or her relationships with foundations, universities and other non-profit organizations to which we have made a certain level of contributions during the past three years.
After evaluating the factors described above, the Board of Directors has affirmatively determined that all of our current directors other than Mr. Wilson are independent in accordance with NYSE corporate governance listing standards and our own director independence criteria.
We also maintain a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, and all of the directors serving on these committees are independent based upon NYSE corporate governance listing standards and our own director independence criteria.
Board of Directors Meetings
Our Board of Directors held four in-person and fifteen telephonic meetings during 2014. In 2014, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which they served. We expect all directors to attend each regularly scheduled Board of Directors meeting. Attendance at the Company’s annual general meeting of shareholders is strongly encouraged, and our goal is for a representative of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be present at each annual general meeting. The 2014 annual general meeting of shareholders was held by written resolution in lieu of a meeting.

Board Executive Sessions
The non-management directors of the Board regularly meet alone without any members of management being present. Our Chairman presides at these executive sessions.
Board Committees and Membership
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each committee is available, free of charge, on our website at www.travelport.com under “Investors — Governance — Committee Charters.”
Audit Committee
The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Our Audit Committee is also responsible for the review, approval or ratification of  “related-person transactions” between us or our subsidiaries and related persons. See “Certain Relationships and Related Party Transactions — Review, Approval or Ratification of Related Person Transactions.”
The current composition of the Audit Committee is Michael Durham, Gregory Blank and Douglas Hacker, with Michael Durham serving as the chairman.
The Board has determined that Michael Durham qualifies as an “audit committee financial expert” as defined under applicable SEC rules and also meets the criteria for independence of audit committee members set forth in 10A-3(b)(i) of the Securities Exchange Act of 1934 (the “Exchange Act”).
Compensation Committee
The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity based compensation for our directors, officers, employees and consultants and administers our equity incentive plans. Our Compensation Committee also oversees our corporate compensation programs.
The current composition of the Compensation Committee is Douglas Hacker and Gavin Baiera, with Douglas Hacker serving as the chairman.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.
The current composition of the Nominating and Corporate Governance Committee is Douglas Steenland, Gavin Baiera and Elizabeth Buse, with Douglas Steenland serving as the chairman.
Director Nomination Procedures
The Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board of Directors. Nominees for director positions are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to the duties associated with being a member of the Board of Directors.

The Nominating and Corporate Governance Committee will consider written proposals from shareholders for candidates to be nominees for director positions. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. Any such proposal should be submitted to the Nominating and Corporate Governance Committee, c/o the Corporate Secretary of the Company, at Travelport Worldwide Limited, Axis One, Axis Park, Langley, Berkshire SL3 8AG, United Kingdom and should include the following: (a) the name of the shareholder and evidence of such shareholder’s beneficial ownership of Common Shares, including the number of Common Shares beneficially owned and the length of time of such beneficial ownership; and (b) the name of the candidate, such candidate’s resume or a listing of his or her qualifications to be a director of the Company and such candidate’s consent to be named as a director, if selected by the Nominating and Corporate Governance Committee, nominated by the Board of Directors and elected. The written proposal should be submitted in the time frame and consistent with the requirements described in the bye-laws of the Company and under the caption “Shareholder Proposals for 2016 Annual General Meeting” below.
The process for identifying and evaluating candidates to be nominated to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm which would help the Board to identify candidates. These candidates are evaluated by the Nominating and Corporate Governance Committee by reviewing such candidates’ biographical information and qualifications and checking the candidates’ references. Qualified candidates are interviewed by at least one member of the Nominating and Corporate Governance Committee. Using the input from this interview and other information, the Nominating and Corporate Governance Committee evaluates whether the candidate is qualified to serve as a director and whether the Nominating and Corporate Governance Committee should recommend to the Board of Directors that the Board nominate the candidate or appoint the candidate to fill a vacancy on the Board of Directors. Candidates recommended by the Nominating and Corporate Governance Committee are presented to the Board of Directors for selection as nominees to be presented for the approval of the shareholders or for appointment to fill a vacancy. The Nominating and Corporate Governance Committee expects that a similar evaluation process will be used to evaluate candidates to be nominees for director positions recommended by shareholders. However, to date, we have not received any shareholder proposal to nominate a director.
Role of Our Board in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Our Nominating and Corporate Governance Committee is responsible for periodically evaluating our corporate governance policies and system in light of the governance risks that we face and the adequacy of our policies and procedures designed to address such risks. Our Compensation Committee is responsible for assessing and monitoring whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised entirely of independent directors and administers our executive compensation policies and programs. None of the members of our Compensation Committee were officers or employees of the Company or any of our subsidiaries or had any relationships requiring disclosure by us under Item 404 of the SEC’s Regulation S-K during 2014 or before.

Corporate Governance
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. In addition, we have adopted a Code of Ethics for Senior Managers. Our Code of Business Conduct and Ethics and Code of Ethics for Senior Managers can be accessed on our website at www.travelport.com. Amendments to, and waivers from, the Code of Business Conduct and Ethics and the Code of Ethics for Senior Managers will be posted on our website.
The purpose of our codes is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and to promote compliance with all applicable rules and regulations that apply to us and our officers and directors. The information on our website is not a part of, or incorporated by reference into, this Proxy Statement.
We have also posted current copies of our Corporate Governance Guidelines and Committee Charters on the “Investors — Governance” section of our website at www.travelport.com.
You may also obtain copies of these materials for free by writing to our Corporate Secretary at: Travelport Worldwide Limited, Attention: Corporate Secretary, Axis One, Axis Park, Langley, Berkshire SL3 8AG, United Kingdom.
Communications with Directors
If a shareholder or any interested party has any concern, question or complaint regarding any accounting, auditing or internal controls matter, any issues arising under the Code of Business Conduct and Ethics or the Code of Ethics for Senior Managers, or any other matter that he or she wishes to communicate with the Board, the non-management directors as a group or any individual director, the shareholder or interested party may write to any of these groups or individuals at c/o Travelport Worldwide Limited, Attention: Chairman, Axis One, Axis Park, Langley, Berkshire SL3 8AG, United Kingdom. Our Chairman will relay the communication to the full Board, director group or individual director, as appropriate. From time to time, the Board may change the process for shareholder communication with the Board or its members. You should refer to the “Investors — Governance” section of our website at www.travelport.com for any changes in this process.
Whistleblower Hotline
The Board has established a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Code of Business Conduct and Ethics or other matters. Any employee, shareholder or other interest party may call the Integrity Line and submit a report. The Integrity Line is operational 24 hours a day, seven days a week. Information on our Integrity Line is available in our Code of Business Conduct and Ethics, which is available on the “Investors — Governance” section of our website at www.travelport.com.
Limitations of Liability and Indemnification Matters
Section 98 of the Companies Act 1981, as amended of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ insurance policy for such a purpose.
In addition, we and one or more of our affiliates have entered into agreements that indemnify our Directors, executive officers and certain other employees. Such agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.
As of the date of this Proxy Statement, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted, nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.
Executive Officers and Other Key Officers
The following table sets forth information about our executive officers as of April 24, 2015. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board of Directors to hold office at the discretion of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.
Name	Age	Position
Gordon A. Wilson	48	President and Chief Executive Officer, Director
Philip Emery	51	Executive Vice President and Chief Financial Officer
Kurt Ekert	44	Executive Vice President and Chief Commercial Officer
Matthew Minetola	52	Executive Vice President and Global Chief Information Officer
Thomas Murphy	46	Executive Vice President and General Counsel
The following table sets forth information about our other key officers as of April 24, 2015:
Name	Age	Position
Terence P. Conley	51	Executive Vice President, Capability and Performance
Bryan Conway	58	Senior Vice President and Chief Marketing Officer
Anthony Hynes	42	Managing Director and Chief Executive Officer of eNett
Christopher Roberts	48	Group Vice President, Corporate Strategy and Development
Biographical information for our President and Chief Executive Officer is set forth above under “Board of Directors — Biographical Information for Nominees.” Biographical information for all other present executive officers and other key officers is set forth below.
Philip Emery.   Mr. Emery has served as our Executive Vice President and Chief Financial Officer since October 2009 and is responsible for all aspects of finance and accounting, decision support and financial planning and analysis globally. Prior to this role, Mr. Emery had served as Chief Financial Officer of Travelport’s GDS division since September 2006. Mr. Emery is the Chairman of the Board of Directors of eNett. Before joining Travelport, from January 2006 to September 2006, Mr. Emery was an Entrepreneur in Residence with Warburg Pincus. Between 2002 and 2005, Mr. Emery was Chief Financial Officer of Radianz, a global extranet for the financial services industry, based in New York, which was sold to British Telecom in 2005. Prior to that, Mr. Emery worked in a number of global and European strategic planning and financial roles for London Stock Exchange and NASDAQ-listed companies, such as Rexam plc and 3Com Inc., holding roles such as International Finance Director and Controller and Operations Director.
Kurt Ekert.   Mr. Ekert has served as our Executive Vice President and Chief Commercial Officer since July 2010 with global responsibility for sales, customer engagement, marketing, product, pricing, supplier services/content and customer support. Prior to this role, Mr. Ekert was Chief Operating Officer of the Company’s former Gullivers Travel Associates (GTA) business, where Mr. Ekert led GTA’s commercial and operating functions, as well as all elements of its online consumer business. Before joining GTA, Mr. Ekert was Senior Vice President, Travelport Supplier Services. Also at Travelport, Mr. Ekert has held the positions of Group Vice President, Strategy and Business Development. Mr. Ekert’s prior experience in the travel industry includes serving as the Chief Operating Officer at a corporate booking tool provider then owned by Cendant and a number of senior finance roles at Continental Airlines. Mr. Ekert serves as a director of Passur Aerospace, Inc.
Matthew Minetola.   Mr. Minetola is our Executive Vice President and Global Chief Information Officer, with responsibility for leading our Technology organization and the technical delivery of our Travel Commerce Platform. Before joining Travelport in December 2014, Mr. Minetola gained extensive experience in the hardware, software and banking industries over a 30 year period, holding a number of senior, IT leadership roles in various high profile global organizations. Prior to Travelport, Mr. Minetola most recently worked for HP where he spent over 14 years in various global roles, including serving as CIO for their financial services business and also spending three years leading the technology organization for their print business. Mr. Minetola was also Senior Vice President of Information Services for Bank One/First USA Bank — Chase Card Services where he was responsible for driving the bank’s international expansion, leading their distributed computing organization and strategy and overseeing the technology organization of Bank One’s/Chase Internet bank. Earlier in his career, Mr. Minetola was Vice President of Corporate Technology at Advanta Corporation and Director of Worldwide Distributed Processing at Dun and Bradstreet (D&B).
Thomas Murphy.   Mr. Murphy joined as our Executive Vice President and General Counsel in January 2015, with responsibility for legal and corporate secretarial functions. Previously, Mr. Murphy was General Counsel at William Hill PLC, the London Stock Exchange listed bookmaking and gaming business, from 2007 to December 2014, where during his time he also acted as Company Secretary from 2007 to 2013, oversaw its global technology function from 2011 to 2014 and its US regulated gaming businesses from 2012 to 2014. Prior to William Hill, Mr. Murphy was General Counsel and Company Secretary at RHM plc, General Counsel at the Automobile Association and held senior in-house legal roles at Centrica plc having originally worked as a solicitor at Clifford Chance LLP.
Terence P. Conley.   Mr. Conley has served as our Executive Vice President, Capability and Performance since January 2013. Mr. Conley was formerly a Special Advisor and Travelport’s Executive Vice President of Integration, in which position he played a key role in the integration of Worldspan into Travelport. Prior to this role, Mr. Conley was Travelport’s Chief Administrative Officer, responsible for communications, corporate IT, real estate and contact centers. Formerly, Mr. Conley was Executive Vice President of Human Resources and Corporate Services for Cendant Corporation, where he oversaw global HR, facilities management, corporate real estate, events marketing and security functions throughout the enterprise. Prior to joining Cendant, Mr. Conley spent nearly 10 years with the PepsiCo organization, with HR leadership assignments in corporate and all their subsidiaries. His last position with this organization was Vice President of Human Resources at The Pepsi-Cola Company. In this role, Mr. Conley culminated his career by leading the HR aspects of the formation of independent bottling entities as a result of the break-up of the Pepsi-Cola sales and distribution organization. Prior to this role, Mr. Conley was Director of Human Resources with PepsiCo’s Frito Lay division, Director of Human Resources for PepsiCo Corporate and Director of Human Resources with PepsiCo’s KFC unit. Previously, Mr. Conley served in various HR capacities with RH Macy & Company.
Bryan Conway.   Mr. Conway has served as our Senior Vice President and Chief Marketing Officer since November 2012. As our Chief Marketing Officer, Mr. Conway has overall responsibility for the definition, lifecycle management and marketing of our products and services to all customer groups. Mr. Conway also oversees market strategy and research, and marketing communications globally. Mr. Conway has performed a wide range of commercial roles in the 26 years he has been with Travelport and its predecessors. Immediately prior to his current appointment as Chief Marketing Officer, Mr. Conway was Global Head of Commercial Operations & Supplier Services for Travelport GDS. Previous positions include Managing Director Europe, Middle East & Africa; Vice President, Airline Services for the same region; and General Manager for Galileo Southern Africa. Mr. Conway moved to Johannesburg from Hong

Kong, where he helped establish Galileo’s current presence in Asia, building a network of distributors in the region. Previously, he had undertaken a similar task in Europe and then in Latin America. Mr. Conway joined Galileo International as a Marketing Manager in 1988.
Anthony Hynes.   Mr. Hynes is Managing Director and CEO of eNett International, a joint venture formed in June 2009 between PSP International and Travelport, and in which Travelport owns a majority stake. Mr. Hynes has 20 years of strategic and operational business experience, leading companies across the telecommunications, internet, human services, retail, financial services and travel industries. Mr. Hynes has been instrumental in driving innovative payment solutions and business development opportunities that have propelled exponential growth in eNett over recent years. Mr. Hynes was an original founder of PSP International, which was first formed in 2002. Prior to this, he was the founder and Executive Chairman of one of Australia’s largest childcare companies, achieving triple-digit growth, year-on-year for three years, before being bought out by an ASX-listed group.
Christopher Roberts.   Mr. Roberts has been our Group Vice President, Corporate Strategy and Development since January 2014. In this role, Mr. Roberts assists in the development of our corporate strategy, including mergers and acquisitions activities, strategic alliances and the development of new business initiatives. Mr. Roberts has extensive executive management experience in a range of high-profile, technology-led companies, including Hewlett Packard, Vodafone and Regus Group Services. From August 2010 until December 2013, Mr. Roberts was an executive of Regus Group Services, including the roles of Global Director — New Business Commercialization and Global Product Director — Office, Campus and Services. From September 2006 until August 2010, Mr. Roberts was an executive of British Telecommunications Alliance for Hewlett Packard UK. From January 2005 through August 2006, Mr. Roberts served as Head of Global Service Platforms, One Vodafone, of Vodafone Group Services Limited, and prior to this, from June 2003 until January 2005, as Head of Programme Management for Vodafone Group Technology — Global Service Development.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our “Named Executive Officers,” who consist of our principal executive officer, principal financial officer, the two other most highly compensated executive officers and two of our former executive officers who left the Company in 2014. For fiscal year 2014, our Named Executive Officers were:
•
Gordon A. Wilson, our President and Chief Executive Officer;

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Philip Emery, our Executive Vice President and Chief Financial Officer;

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Kurt Ekert, our Executive Vice President and Chief Commercial Officer;

•
Matthew Minetola, our Executive Vice President and Chief Information Officer;

•
Eric J. Bock, our former Executive Vice President, Chief Legal Officer and Chief Administrative Officer; and

•
Mark Ryan, our former Executive Vice President and Chief Information Officer.

All share and per share data in this section gives retroactive effect to the share consolidation that was effectuated on September 5, 2014.
For the sake of clarity, as used herein, the “Compensation Committee” refers to the Compensation Committee of Travelport Limited, our wholly-owned subsidiary, for periods prior to our initial public offering and to the Compensation Committee of Travelport Worldwide Limited for any period following our initial public offering.
Compensation Before Our IPO
Compensation Decisions
Our compensation approach was necessarily tied to our stage of development. We were a privately-held company from 2006 until our initial public offering in September 2014. As a result, we were not subject to any stock exchange listing or SEC rules related to Board and compensation committee structure and functioning. Accordingly, the compensation paid to our Named Executive Officers for fiscal year 2014 (which includes compensation relating to grants in prior years, described in the subsection below, Long-Term Incentive Compensation), and the form and manner in which it was paid, is not necessarily indicative of how we will compensate our Named Executive Officers in the future.
Discretionary Bonuses
We have paid discretionary bonuses to our Named Executive Officers relating to our status as a privately-held company, as reflected in the Bonus column of the Summary Compensation Table on page 24 and the Alternate Summary Compensation Table on page 15. We do not anticipate paying such discretionary bonuses now that we are a public company.
Long-Term Incentive Compensation
Prior to becoming a public company and, in each case, after review of our compensation program by the Compensation Committee (discussed above), we have on occasion granted cash retention and long-term incentives to provide for retention of our key executive officers, including our Named Executive Officers, as further reflected in the Summary Compensation Table below. These awards were made to encourage continued employment by our Named Executive Officers and other key executive officers and to reward them for achieving designated goals. Although we made no such awards in 2014, awards were earned and paid during 2014 under the terms of awards made in earlier years, as described in more detail below in footnote (3) of the “Summary Compensation Table.” In addition, a majority of the values for 2014 in the

Stock Award column in the “Summary Compensation Table” below relates to equity awards with performance-based vesting that were granted in May 2013, specifically, $8,320,000 of the $13,000,156 for Mr. Wilson; $3,920,000 of the $6,047,344 for Mr. Emery; $3,920,000 of the $5,728,249 for Mr. Ekert; and all of the $3,920,000 for Mr. Bock.
Perquisites
We modified our perquisites program for our Named Executive Officers to eliminate gross-ups following our initial public offering in 2014, specifically gross ups historically given for financial planning and tax preparation, and certain car allowances.
Alternate Summary Compensation Table
The Summary Compensation Table on pages 24 – 26 below includes, in the Stock Awards column, the expense for both May 2013 and September 2014 performance-based awards of restricted stock units, as required by Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). As a result of the fact that we are required to include these grants in our 2014 Summary Compensation Table, the Total compensation figure for Messrs. Wilson, Emery and Ekert, each of whom received a grant of performance-based restricted stock units in May 2013, does not reflect solely their 2014 compensation. The table below shows compensation awards for our currently employed Named Executive Officers made solely for the performance year 2014, and excludes accounting charges for 2013 grants. We believe this information is helpful to understanding how our compensation program rewarded our executive officers for their performance, and it reflects the way in which our Compensation Committee views aggregate compensation for our Named Executive Officers on a fiscal-year basis. Except as noted below, the method for calculating the figures in the Alternate Summary Compensation Table below are the same as used for the Summary Compensation Table on pages 24 – 26, but this table does not replace the Summary Compensation Table.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Gordon A. Wilson President, Chief Executive Officer and Director	2014	857,615	581,817	4,680,156	1,387,561	200,506	7,707,655
Philip Emery Executive Vice President and Chief Financial Officer	2014	545,755	236,556	2,127,344	577,011	132,308	3,618,974
Kurt Ekert Executive Vice President and Chief Commercial Officer	2014	550,000	327,491	1,808,249	612,750	79,205	3,377,695
Matthew Minetola Executive Vice President and Chief Information Officer	2014	28,846	0	1,001,789	0	865	1,031,501

(1)
Amounts included in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for the time-based RSUs (“RSUs”) and performance-based RSUs (“PSUs”) grants made in 2014, with service and performance-based vesting conditions. As such, the amounts included in this column do not reflect any expense recognized in 2014 under FASB ASC Topic 718 for the performance-based RSUs (“PRSUs”) granted in May 2013 for which the performance criteria were not finalized and communicated to the executives until May 2014.

(2)
The amounts for Non-Equity Incentive Plan Compensation relate to 2014 annual incentive compensation (bonus) plus payments under the 2013 LTMIP (as defined in footnote 2 to the Summary Compensation Table on page 24) are as follows: for Mr. Wilson, $906,928 for 2014 bonus and $480,633 for 2013 LTMIP; for Mr. Emery, $384,757 for 2014 bonus and $192,253 for 2013 LTMIP; and for Mr. Ekert, $387,750 for 2014 bonus and $225,000 for 2013 LTMIP. The 2014 bonuses were calculated as follows: base salary * target bonus * performance factor of 70.5%.
Compensation Upon and After Our IPO
Before our initial public offering, we began administering the compensation program for our Named Executive Officers in a manner consistent with a public company, and our Compensation Committee has continued to review our compensation programs and make such changes to our programs and make necessary and appropriate changes in light of our new status as a public company. The following description covers our compensation process and philosophy both pre-IPO and upon IPO in 2014.
Compensation Process
Our Compensation Committee reviews and approves the compensation of our Named Executive Officers and oversees and administers our executive compensation programs and initiatives. In discharging these functions, our Compensation Committee has historically taken into account multiple factors, including information (such as market data) provided by third-party compensation consultants and others, as well as our Chief Executive Officer’s judgment and knowledge of our industry. Our Chief Executive Officer annually reviews each other executive officer’s (including our Named Executive Officers) performance with the Compensation Committee and recommends appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers.
The Compensation Committee annually reviews our Chief Executive Officer’s performance and his base salary, as well as any cash performance awards and grants of long-term incentive awards based on its assessment of his performance with input from any consultants we engage. During 2014, the Compensation Committee met outside the presence of all of our executive officers with regard to discussions specifically addressing our Chief Executive Officer’s compensation. For all other Named Executive Officers, the Compensation Committee met outside the presence of our executive officers except our Chief Executive Officer.
In May 2014, the Compensation Committee retained Pay Governance, LLC (“Pay Governance”) as its independent compensation consultant to advise the Committee on matters relating to the amount and form of executive and director compensation. At the Compensation Committee’s request, Pay Governance prepared analyses and reports on market pay for named executive officers, a competitive study on director compensation, share usage analyses, and information on trends and policies relating to compensation, including the selection of our peer group, as set forth in more detail below. In addition, Pay Governance provided advice on the drafting of the Compensation Discussion and Analysis included in this Proxy Statement and the Annual Report on SEC Form 10-K. Pay Governance attends meetings as appropriate at the invitation of the Compensation Committee, and meets with our management from time to time to collect pay data and information about the business. To ensure the independence of Pay Governance, the Compensation Committee will annually review its work and relationship. During 2014, Pay Governance did not perform any additional services for the Company or any of its affiliates.
Pay Governance assisted with the pre-IPO planning including:
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Confirming post-IPO pay philosophy;

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Setting a post-IPO equity strategy;

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Providing competitive peer group information on Named Executive Officer pay levels, equity plan designs, and share usage; and

•
Providing best practice information on other policies related to pay policies and governance.

To ensure we understand the external labor market and competitive pay environment, we have historically reviewed information on competitive pay levels for our Named Executive Officers using compensation surveys and compared our compensation against a range of both public and private companies in our industry. As part of our planning work for our initial public offering in 2014, the Committee agreed upon a selected peer group of comparable companies to review for competitive pay and practice information. Pay Governance assisted with this process of peer group selection. The peer group was developed by considering companies of similar revenue size and projected market capitalization to ours within similar business sectors. The selected companies are in the internet software and services, internet retail, application software, and data and outsourced services sub-industries. The peer group companies were screened to ensure that their revenues were no more than 2.5 times our annual revenue, with a median revenue size similar to ours. We expect to use the peer group information, focused on the levels approximating the median as one factor in establishing pay levels. Although we believe external market data is very useful, we will also consider other factors such as previous experience, future potential, and performance in establishing pay levels. The peer group companies we selected are as follows:
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Alliance Data Systems Corporation

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AOL Inc.

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Blackhawk Network Holdings, Inc.

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Citrix Systems, Inc.

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Concur Technologies, Inc.

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Equinix, Inc.

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Global Payments Inc.

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Groupon, Inc.

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Moneygram International Inc.

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Sabre Corp.

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Synopsys Inc.

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Total System Services, Inc.

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Vantiv, Inc.

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VeriFone Systems, Inc.

Compensation Philosophy and Objectives
We have strived to create an executive compensation program that provides both short-term and long-term payments and awards, in order to:
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attract and retain talent from within the highly competitive global marketplace;

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ensure a performance-based delivery of pay that aligns, as much as possible, our Named Executive Officers’ rewards with our shareholders’ interests;

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compensate our Named Executive Officers in a manner that incentivizes them to manage our business to meet our long-range objectives;

•
compensate our Named Executive Officers in a manner commensurate with their and our performance; and

•
promote a long-term commitment to us.

To achieve these goals, we have implemented a program consisting of  (i) base salary, (ii) annual performance cash bonus and (iii) significant long-term incentive awards with a mix of time and performance related vesting conditions. In addition, we provide certain perquisites and other benefits that are more fully described below. The vesting conditions attached to our equity awards — which have historically required three or more years of service for full vesting, with a material part of awards subject to performance-based vesting — foster and promote a long-term commitment to us while incentivizing our executive officers to drive value, which reflects two of our core philosophies.

Elements of Compensation
For our 2014 fiscal year, our executive compensation program consisted of the following components:
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base salary;

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annual cash incentive (bonus) awards linked to our overall performance;

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grants of long-term compensation;

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other executive benefits and perquisites, as described below; and

•
post-employment compensation.

We combine these elements to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers with those of our shareholders.
Pay Mix
We use the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation that produces short-term and long-term performance incentives and rewards, and incentivizes our executive officers for superior operational performance and creating value for our shareholders. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between different metrics as well as short-term and long-term performance.
Base Salary
We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our Named Executive Officers and made adjustments to reflect, among other factors, each Named Executive Officer’s level of experience, responsibilities, expected future contributions to our success and market competitiveness. The base salary established for each of our Named Executive Officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee. Base salary is also designed to provide our Named Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Compensation Committee determines the appropriate salary, usually after a review of market data and discussions with our Chief Executive Officer (except with respect to the Chief Executive Officer’s salary), taking into account our Named Executive Officers’ experience in the industry with reference to the base salaries of similarly-situated executives in other companies of similar size and stage of development operating in our industry.
The base salaries paid to our Named Executive Officers for 2014 are set forth in the Summary Compensation Table below. We did not change the base salaries for our Named Executive Officers in 2014.
Annual Bonus
Our Compensation Committee has the authority to award annual cash bonuses to our executive officers. The annual cash bonuses are intended to reward the achievement of corporate performance objectives. Our annual bonus program satisfies our goal of incentivizing our executive officers to achieve, and rewarding them for achieving, primarily annual financial metrics important to the success of our business.
Generally, at the commencement of an executive officer’s employment with us, our Compensation Committee, after discussion with our Chief Executive Officer, typically sets a target level of bonus compensation that is structured as a percentage of such executive officer’s annual base salary. In this regard, the employment agreements for our Named Executive Officers specifically provide that the target bonus percentage for Mr. Wilson is 150% of base salary and, for Messrs. Emery, Ekert and Minetola (as well as Messrs. Bock and Ryan prior to their termination of employment), is 100% of base salary. Our Named Executive Officers can each earn up to 200% of their target bonus if the performance targets established by the Compensation Committee are exceeded.
For 2014, our annual bonus program was primarily formulaic and was awarded to our Named Executive Officers based on achievement of specified Adjusted EBITDA and key operational metrics. However, our Compensation Committee does retain the discretion to increase or reduce any bonus paid on an evaluation of a Named Executive Officer’s individual performance. Our Compensation Committee did not exercise its discretion to increase or decrease payments in 2014.
For our 2014 annual bonus program, our target Adjusted EBITDA was $570.9 million prior to any bonus payment, and we achieved 98.4% of such target. This level of performance yielded a bonus payment of 70.5% of a Named Executive Officer’s target bonus. Although the Compensation Committee reviewed other operational performance metrics where results were strong for 2014, they decided not to increase the amounts from the Adjusted EBITDA formula and approved a payment of 70.5% of the target bonus based on this Adjusted EBITDA achievement for Messrs. Wilson, Emery, Ekert and Bock (in the case of Mr. Bock only, pro-rata based on the portion of the year he worked for us), as set forth in the Summary Compensation Table on page 24 below. The bonus calculations for our Named Executive Officers for 2014 were as follows:
Named Executive Officer	Annual Salary (US$)	Target Bonus (%)	Bonus Payment	2014 Bonus (US$)
Gordon Wilson, President, CEO and Director	$857,615*	150%	70.5%	$906,928
Philip Emery, EVP and CFO	$545,755*	100%	70.5%	$384,757
Kurt Ekert, EVP and CCO	$550,000	100%	70.5%	$387,750
Eric Bock, Former EVP, CLO and CAO	$450,000 (prorated)	100%	70.5%	$317,250

*
Exchange rates for Messrs. Wilson and Emery are the same as used for the cash payments in the Summary Compensation Table on page 24, as detailed in footnote 6 to that table.

In connection with our initial public offering, we adopted the annual performance bonus plan described below to maximize our ability to deduct annual bonus amounts under Section 162(m) of the Internal Revenue Code (the “Code”).
Long-Term Incentives
Equity-Based Compensation
We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our Named Executive Officers’ total compensation package in equity-based compensation aligns the incentives of our Named Executive Officers with the interests of our shareholders and with our long-term corporate success. In addition, our Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent by providing competitive levels of compensation tied to our long-term value creation.
As part of our IPO planning process during 2014, the Committee carefully considered the best approach for long-term incentive opportunities going forward for Travelport as a public company. The 2014 grants were designed to achieve the following objectives:
•
Be primarily performance-based;

•
Use a mix of vehicles to recognize a combination of share price and operating performance;

•
Provide appropriate pay opportunity focused on the long-term, versus short-term, success of the Company;

•
Align executive interests with shareholder interests.

After extensive study and discussion, the Committee made equity grants in 2014 effective upon (or, in the case of Mr. Minetola, after) our initial public offering. These grants are consistent with our go-forward equity grant strategy. We anticipate a similar approach in subsequent years, although the Committee will continue to update the equity approach as needed to reflect external market changes or changes in key metrics for the business.
Size of Grants
The size of the 2014 grants was established after reviewing grant sizes and total compensation for the peer group, as well as considering the individual performance, potential and experience of each member of the senior management team. Awards for our Named Executive Officers were as follows, as set forth in more detail in the “Grants of Plan-Based Awards During 2014” table:
Name	2014 Grant Value ($000)
Gordon Wilson	$4,400
Philip Emery	$2,000
Kurt Ekert	$1,700
Matthew Minetola	$1,000
Types of Equity Vehicles Used
The equity mix was selected to provide a balanced grant that reflects operating performance, share price growth and retention as follows:
•
50% of the value of grant was in the form of performance shares; these are tied to 2015 – 2016 cumulative adjusted EPS goals plus a subsequent additional time vesting until October 15, 2017;

•
25% of the value of grant was in the form of stock options vesting one-fourth on October 15th of 2015, 2016, 2017 and 2018; and

•
25% of the value of grant was in the form of time-based restricted stock units vesting one-fourth on October 15th of 2015, 2016, 2017 and 2018.

Timing of Equity Awards
As a post-IPO company, we intend to transition to annual equity grants to executives and other key employees made in the first quarter of each year. However, in 2014, the Committee decided to make the first equity grant around the time of our initial public offering to recognize this milestone and provide key employees, including our Named Executive Officers (with the exception of Mr. Minetola, who was hired shortly after our initial public offering), with equity grants effective upon our initial public offering. This 2014 grant is intended to take the place of an annual grant in March 2015. Although we do anticipate some limited new-hire, promotional, retention and other off-cycle equity grants during 2015, our next regular annual equity grant will be in the first quarter of 2016, and we expect that going forward our annual equity grants will take place in the first quarter of each year.
Other Executive Benefits and Perquisites
Our Named Executive Officers participate in broad-based welfare and retirement programs on substantially the same basis as other eligible employees, and they may be eligible to participate in the 2014 Employee Stock Purchase Plan. In addition, we provided financial planning and tax preparation, deferred compensation and a car allowance to our U.S. Named Executive Officers, and financial planning, cash contributions in lieu of pension contributions, a car allowance, commuting benefits for our Chief Financial Officer and a travel allowance for our U.K. Named Executive Officers.
None of our Named Executive Officers receive benefits under a defined benefit pension plan. We do, however, provide for limited deferred compensation arrangements, with matching contributions by us in some circumstances, for U.S. executives.

We believe these benefits are generally consistent with those offered by other companies, and specifically with those companies with which we compete for employees, in the applicable jurisdiction in which our Named Executive Officers are employed.
Employment Agreements and Severance and Change of Control Benefits
We believe that a strong, experienced management team is essential to our and our shareholders’ best interests. We recognize that the possibility of a change in control could arise and that such a possibility could result in the departure or distraction of members of the management team to our and our shareholders’ detriment. We have entered into employment agreements with our Named Executive Officers in order to minimize employment security concerns arising in the course of negotiating and completing a significant transaction, as well as to provide post-employment restrictive covenants. These benefits, which are payable only if the executive officer is terminated by us without cause or the executive resigns for good reason (and, in certain cases described below, are enhanced following a change in control) are enumerated and quantified in the sections captioned “Employment Agreements” and “Potential Payments Upon Termination of Employment or Change in Control” below. We do not provide “golden parachute” tax gross-ups.
Risk Assessment
We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on us. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual bonuses (which are capped) and the equity compensation programs, share ownership and retention guidelines for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to our performance.
Other Compensation Policies
In connection with our initial public offering in 2014, we adopted several policies that we believe are important components of a public-company executive compensation program, which are generally described below.
Share Ownership Policy
In connection with our initial public offering, we adopted a share ownership policy that requires our directors and key employees, including our Named Executive Officers, to have significant share ownership in us. The share ownership policy requires that each Named Executive Officer holds our common shares with a value equal to or greater than three times his or her base salary, except in the case of the Chief Executive Officer, who is required to have holdings of our common shares with a value equal to or greater than five times his or her salary. While the share ownership policy generally allows a relevant director or key employee five years to attain the relevant ownership threshold, our Named Executive Officers (other than Mr. Minetola, who has five years from the commencement of his employment to comply), are required to meet the relevant ownership threshold effective upon our initial public offering in 2014. The Compensation Committee believes that this share ownership policy aligns the financial interests of our executive officers with those of our shareholders.
Compensation Recovery Policy
Effective April 23, 2015, we adopted a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements paid to our executive officers and certain other executives in advance of the final SEC rules implementing Section 954 of the Dodd-Frank Act. Our clawback policy is administered by the Compensation Committee and provides that, in the event of an accounting restatement of our financial statements due to our material non-compliance with any financial reporting requirements, the Compensation Committee has the discretion to require recoupment of up to three years of such compensation for the period covered by such restatement. Our clawback policy terminates upon a change in control.

Derivatives Trading and Hedging Policies
Our general insider trading policy provides that no employee, officer, or member of our Board of Directors may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or, without our prior consent, engage in hedging transactions (including “cashless collars”). Similarly, our policy generally prohibits our executive officers and members of our Board of Directors from pledging any of their common shares as collateral for a loan or other financial arrangement.
Tax and Accounting Considerations
Section 162(m) Compliance
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of more than $1 million of compensation paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in a taxable year. Compensation above $1 million may generally be deducted if it is “performance-based compensation” within the meaning of the Code. As a newly public company, we intend to generally rely on certain transition relief under 162(m). To the extent such transition relief is inapplicable, however, in approving the amount and form of compensation for our executive officers after becoming a public company, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee believes that the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. As a result, the Compensation Committee reserves the discretion to approve compensation arrangements that may not be tax deductible for us, such as base salary, cash incentive awards tied to our financial performances or equity incentive awards with time-based vesting requirements, or which do not comply with an exemption from the deductibility limit when it believes that such arrangements are appropriate to attract and retain executive talent.
“Golden Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of us that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2014 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included herein.
THE COMPENSATION COMMITTEE
Douglas Hacker, Chairman
Gavin Baiera

Summary Compensation Table
The following table contains compensation information for our Named Executive Officers for the fiscal year ended December 31, 2014.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Gordon A. Wilson President, Chief Executive Officer and Director(6)	2014	857,615	581,817	13,000,156(5)	1,387,561	200,506(7)	16,027,655
	2013	910,910	149,407	4,195,508	2,609,009	210,983	8,075,817
	2012	894,025	77,372	0	1,847,495	258,809	3,077,071
Philip Emery Executive Vice President and Chief Financial Officer(6)	2014	545,755	236,556	6,047,344(5)	577,011	132,308(8)	7,538,974
	2013	579,670	49,935	2,075,267	1,147,978	142,201	3,995,051
	2012	568,925	26,277	0	801,835	146,121	1,543,158
Kurt Ekert Executive Vice President and Chief Commercial Officer	2014	550,000	327,491	5,728,249(5)	612,750	79,205(9)	7,297,695
	2013	550,000	26,786	1,946,368	1,131,250	76,681	3,731,085
	2012	424,231	15,092	0	629,125	65,456	1,133,904
Matthew Minetola Executive Vice President and Chief Information Officer	2014	28,846	0	1,001,789	0	865(10)	1,031,501
Eric J. Bock Former Executive Vice President, Chief Legal Officer and Chief Administrative Officer(11)	2014	456,923	253,424	3,920,000(5)	417,250	90,593(12)	5,138,190
	2013	600,000	61,864	1,991,353	1,156,250	80,350	3,889,817
	2012	600,000	534,360	0	839,125	164,029	2,137,513
Mark Ryan Former Executive Vice President and Chief Information Officer(13)	2014	123,077	0	0	87,500	598,237(14)	808,814
	2013	400,000	23,953	1,145,266	831,250	62,556	2,463,026
	2012	390,000	9,154	0	569,125	36,252	1,004,530

(1)
Amounts included in this column reflect (a) discretionary payments to each of our Named Executive Officers in October 2014, April 2014, March 2013, and April 2012, and (b) payments to Mr. Bock in the form of quarterly retention payments in each quarter of 2012. The amounts in this column do not include, however, any amounts paid as annual incentive compensation (bonus), under the 2012 Executive Long-Term Incentive Plan (“2012 LTIP”) or the 2013 LTMIP (as described in footnote 3 below), which are reported separately in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Amounts included in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for restricted equity units (“REUs”) with service and performance-based vesting conditions; share bonus awards that vested immediately; awards of class A-2 units; and restricted share units (“RSUs”), which took the form of time-based RSUs (“TRSUs”) and performance-based RSUs (“PRSUs”) in the 2013 grants and time-based RSUs (“RSUs”) and performance-based RSUs (“PSUs”) in the 2014 grants, with service and performance-based vesting conditions, granted in the relevant year. As a result, the amounts included in this column relating to grants in prior years do not cover the portion of awards for which the performance goals had not yet been established and communicated. Therefore, when the performance goals have been established and communicated, the grants are included in that year’s Stock Award figure, even though they were awarded in a prior year (e.g. the award of PRSUs to Messrs. Wilson, Emery, Ekert and Bock was made in 2013 but is reflected in the 2014 column). The corresponding maximum grant date fair value for the awards for the applicable year are as follows: for Mr. Wilson: $0 for 2012, $4,195,508 for 2013 and $15,475,156 for 2014; for Mr. Emery: $0 for 2012, $2,075,267 for 2013 and $7,172,344 for 2014; for Mr. Ekert: $0 for 2012, $1,946,368 for 2013 and $6,684,499 for 2014; for Mr. Minetola: $1,501,782 for 2014; for Mr. Bock: $0 for 2012, $1,991,353 for 2013 and $3,920,000 for 2014; and for Mr. Ryan: $0 for 2012,

$1,145,266 for 2013 and $0 for 2014. Related fair values consider the right to receive dividends in respect of such equity awards, and, accordingly, dividends paid are not separately reported in this table. Assumptions used in the calculation of these amounts are included in footnote 16, “Equity-Based Compensation,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015.
(3)
Amounts included in this column include amounts paid as annual incentive compensation under our performance-based bonus plan, the performance and time-based amounts paid under the 2012 LTIP, and the 2013 LTMIP (as described later in this footnote). The payments to our Named Executive Officers for 2014 under our performance-based bonus plan were as follows: $906,928 to Mr. Wilson; $384,757 to Mr. Emery; $387,750 to Mr. Ekert; and $317,250 to Mr. Bock, with the remaining payments in 2014 relating to the 2013 LTMIP. In 2013, we granted awards to certain of our Named Executive Officers pursuant to the 2013 Long-Term Management Incentive Program (“2013 LTMIP”) based on the Compensation Committee’s conclusion that we needed additional incentives to retain our Named Executive Officers. The 2013 LTMIP awards to certain Named Executive Officers are paid based on continued employment and subject to compliance under the covenants in our debt agreements. The awards under this program vest semi-annually over three years (2013 – 2015), with 12.5% of the award eligible for vesting in each of the first four semi-annual vesting dates and 25% eligible for vesting in each of the last two semi-annual vesting dates. Following a change in control, which for the sake of clarity, did not include our public offering in 2014, earlier “good leavers” are eligible for pro rata vesting for the period of service plus 18 months. For Messrs. Wilson and Emery, amounts payable under the 2012 LTIP were expressed in US dollars, as the awards were made in US dollars, but those amounts were converted into British pounds at the time of payment, which was after the filing of the applicable year’s Form 10-K. Payments to Messrs. Wilson and Emery in respect of the 2013 LTMIP during 2013 and 2014 were also converted into British pounds at the time of payment; those amounts are converted back into US dollars in the table above using the exchange rates at the end of applicable year since the payments were made prior to the applicable year’s Form 10-K.

(4)
As detailed in footnote (2) above, the right to receive dividends in respect of equity awards is included in the FASB ASC Topic 718 value and, thus, any dividends paid to our Named Executive Officers are not included in All Other Compensation.

(5)
The amounts for 2014 include the value of certain grants that were granted in May 2013, but for which the performance criteria were not finalized and communicated to the executives until May 2014. The amounts relating to the grants approved in 2013 are as follows: $8,320,000 for Mr. Wilson, and $3,920,000 each for Messrs. Ekert, Emery and Bock.

(6)
All amounts expressed for Messrs. Wilson and Emery (with the exception of equity awards) were paid in British pounds and have been converted to US dollars at the applicable exchange rate for December 31 of the applicable year, i.e. 1.5593 US dollars to 1 British pound as of December 31, 2014, 1.6562 US dollars to 1 British Pound as of December 31, 2013, and 1.6255 US dollars to 1 British pound as of December 31, 2012.

(7)
Includes company matching pension contributions of  $77,957, supplemental cash allowance in lieu of pension contributions of  $50,677, travel allowance of  $7,797, cash car allowance of  $49,898, financial planning benefits of  $2,885, and tax assistance of  $11,292.

(8)
Includes company matching pension contributions of  $66,146, supplemental cash allowance in lieu of pension contributions of  $15,741, travel allowance of  $7,797, car allowance benefits of  $23,857, financial planning benefits of  $1,559 and commuting benefits of  $17,208.

(9)
Includes company matching 401(k) contributions of  $15,600, car allowance benefits of  $3,772, financial planning/tax preparation benefits of  $13,474, tax assistance on such car allowance and financial planning/tax preparation benefits of  $17,051, cash allowance for car benefits of  $28,154, and cash allowance for financial planning benefits of  $1,154.

(10)
Includes company 401(k) contributions of  $865.

(11)
Mr. Bock’s employment with us terminated on October 1, 2014.

(12)
Includes company matching 401(k) contributions of  $15,600, deferred compensation match on salary and bonus of  $14,268, car allowance benefits of  $5,473, financial planning/tax preparation benefits of $9,813, tax assistance on such car allowance and financial planning/tax preparation benefits of $14,094, and cash allowance for car benefits of  $17,077.

(13)
Mr. Ryan’s employment with us terminated on April 18, 2014.

(14)
Includes company matching 401(k) contributions of  $7,385, car allowance benefits of  $6,546, financial planning/tax preparation benefits of  $13,000, tax assistance on such car allowance and financial planning/tax preparation benefits of  $15,714, severance pay and benefits of  $553,631, and cash allowance for car benefits of  $1,962.

Grants of Plan-Based Awards During 2014
On September 5, 2014, effective upon our initial public offering, our Board of Directors approved a grant of Restricted Share Units (“RSUs”), Performance Share Units (“PSUs”) and time-based options under the 2014 Equity Plan to certain of our Named Executive Officers. In addition, on November 4, 2014, our Board of Directors approved a grant of RSUs, PSUs and time-based options to Mr. Minetola effective upon the commencement of his employment on December 1, 2014. The time-based RSUs will vest annually in four equal installments, the PSUs will cliff vest in three years based on our achievement of an adjusted earnings per share target that was established following the grant (and will have the possibility of an additional 100% vesting of the grant of such PSUs based on the achievement of a stretch target that was established), and the options will vest annually in four equal installments, subject to and on the terms and conditions set forth in the award agreements. These grants were denominated in a total dollar value that was converted into a number of RSUs, PSUs and options based upon our initial offering price or, in the case of Mr. Minetola, upon the closing price on the business day immediately prior to the commencement of his employment. The grants were allocated 25%, 50% and 25% into RSUs, PSUs and options, respectively. The total dollar value of such awards to our Named Executive Officers was as follows: Mr. Wilson — $4,400,000; Mr. Emery — $2,000,000; Mr. Ekert — $1,700,000 and Mr. Minetola — $1,000,000. For details about the FASB ASC Topic 718 values for these grants, please refer to the “Summary Compensation Table” and footnote (2) to that table.
			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Plan Awards		All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)
Gordon A. Wilson President, Chief Executive Officer and Director	Non-Equity Incentive Plan		500,000	1,786,423	3,072,845
	RSUs(4)	25 Sep 14						68,750			1,100,000
	PSUs(5)	25 Sep 14				68,750	137,500				2,475,000
	Options(6)	25 Sep 14							171,875	16.00	1,105,156
Philip Emery Executive Vice President and Chief Financial Officer	Non-Equity Incentive Plan		200,000	745,755	1,291,510
	RSUs(4)	25 Sep 14						31,250			500,000
	PSUs(5)	25 Sep 14				31,250	62,500				1,125,000
	Options6)	25 Sep 14							78,125	16.00	502,344
Kurt Ekert Executive Vice President and Chief Commercial Officer	Non-Equity Incentive Plan		225,000	775,000	1,325,000
	RSUs(4)	25 Sep 14						26,563			425,008
	PSUs(5)	25 Sep 14				26,563	53,125				956,250
	Options6)	25 Sep 14							66,406	16.00	426,991
Matthew Minetola Executive Vice President and Chief Information Officer	Non-Equity Incentive Plan		0	0	0
	RSUs(4)	1 Dec 14						14,409			249,996
	PSUs(5)	1 Dec 14				14,409	28,818				499,992
	Options(6)	1 Dec 14							36,023	17.35	251,171
Eric Bock Former Executive Vice President, Chief Legal Officer and Chief Administrative Officer	Non-Equity Incentive Plan		100,000	550,000	1,000,000
Mark Ryan Former Executive Vice President and Chief Information Officer	Non-Equity Incentive Plan		87,500	87,500	87,500

(1)
As noted in footnote (3) to the Summary Compensation Table above, these amounts reflect our 2014 annual performance-based bonus plan and the 2013 LTMIP, as applicable.

(2)
For the PSUs that were granted in 2014, in the event that target is achieved, all of the PSUs will vest, with the potential for an additional 100% of PSUs vesting for over performance at the maximum set by our Board.

(3)
These amounts reflect maximum grant date value of the award computed in accordance with FASB ASC Topic 718. See footnote (2) to the Summary Compensation Table above. The Grant Date Fair Value of the September 2014 grant of PSUs is based upon the fair market value of  $18 as of December 31, 2014, the date the performance targets were communicated to all participants.

(4)
The RSUs granted in 2014 vest over four years in annual installments.

(5)
The PSUs granted in 2014 will vest on October 15, 2017 based on our achievement of certain financial targets. The Grant Date Fair Value for the PSUs granted during 2014 is based on target performance, which would result in vesting of 100% of the underlying shares.

(6)
The options granted in 2014 vest over four years in annual installments.

Employment Agreements
We have employment agreements with each of our Named Executive Officers, which supersede all prior understandings regarding their employment. We have also granted our Named Executive Officers equity-based awards. The severance arrangements for our Named Executive Officers are described below under “— Potential Payments Upon Termination of Employment or Change in Control.”
Gordon A. Wilson, President and Chief Executive Officer
Travelport International Limited, our wholly-owned, indirect subsidiary, entered into a service agreement with Gordon A. Wilson on May 31, 2011 (as amended on November 7, 2012) in connection Mr. Wilson’s assumption of the role of President and Chief Executive Officer. The service agreement continues until it is terminated by either party giving to the other at least 12 months’ prior written notice. If full notice is not given, we will pay salary and benefits in lieu of notice for any unexpired period of notice, regardless of which party gave notice of termination. Mr. Wilson is eligible for a target annual bonus of 150% of his base salary. Mr. Wilson’s current base salary is £550,000.
Philip Emery, Executive Vice President and Chief Financial Officer
Travelport International Limited, our wholly-owned, indirect subsidiary, entered into a contract of employment with Mr. Emery effective October 1, 2009, as amended on March 28, 2011 and November 24, 2011. Mr. Emery’s employment agreement with us continues until it is terminated by either party giving to the other at least 12 months’ prior written notice. If full notice is not given, we will pay salary (and in certain circumstances following a change in control, target bonus) in lieu of notice for any unexpired period of notice, regardless of which party gave notice of termination. Mr. Emery is eligible for a target annual bonus of 100% of his base salary. Mr. Emery’s current base salary is £350,000.
Kurt Ekert, Executive Vice President and Chief Commercial Officer
Travelport, LP, our wholly-owned, indirect subsidiary, entered into an employment agreement with Kurt Ekert, as amended on November 23, 2011 and March 6, 2013, that has a one-year initial term commencing October 21, 2011. It provides for automatic one-year renewal periods upon the expiration of the initial term or any subsequent term, unless either party provides the notice of non-renewal at least 120 days prior to the end of the then-current term. Mr. Ekert is eligible for a target annual bonus of 100% of his base salary. Mr. Ekert’s current base salary is $550,000.
Matthew Minetola, Executive Vice President and Chief Information Officer
Travelport, LP, our wholly-owned, indirect subsidiary, entered into a letter agreement with Matthew Minetola, pursuant to which his employment with us commenced on December 1, 2014. Mr. Minetola is eligible for a target annual bonus of 100% of his base salary. Mr. Minetola’s current base salary is $375,000.
Eric J. Bock, Former Executive Vice President, Chief Legal Officer and Chief Administrative Officer
Pursuant to the employment agreement for Eric J. Bock, Mr. Bock was eligible for a target annual bonus of 100% of his base salary, which for 2014 was set at $600,000. On August 7, 2014, we entered into a transition and separation agreement with Mr. Bock, which provided for (i) the terms of Mr. Bock’s continued employment with us through October 1, 2014 (the “Transition Date”), (ii) Mr. Bock’s role in the transition of the Chief Legal Officer position to the United Kingdom so as to be co-located with our Chief Executive Officer and Chief Financial Officer, (iii) the transition of other Chief Administrative Officer responsibilities, and (iv) certain transition benefits.
As a general matter, Mr. Bock’s employment continued through the Transition Date under the terms of his employment agreement. Following the Transition Date, Mr. Bock executed a general release in favor of the Company and has continued to comply with his post-employment restrictive covenants and therefore received (or will receive): (i) full vesting of certain TRSUs upon our initial public offering; (ii) vesting as of April 15, 2015 of 75% of certain PRSUs that would otherwise vest on April 15, 2015 if he remained employed with us (based on our actual performance through the applicable performance period), (iii) vesting as of January 1, 2016 of the remaining 25% of such PRSUs that would otherwise vest on April 15, 2015 (based on our actual performance through the applicable performance period); (iv) a pro rata portion of his 2014 annual bonus, based on Travelport’s actual performance (and paid when 2014 bonuses are paid generally in 2015); and (v) 36 months’ continued health and welfare coverage for Mr. Bock and his dependents, though such coverage shall cease if he obtains similar coverage with a new employer, although Mr. Bock did not elect to receive these benefits.
Mark Ryan, Former Executive Vice President and Chief Information Officer
Travelport, LP, our wholly-owned, indirect subsidiary, entered into an employment agreement with Mark Ryan, as amended on December 3, 2012, that had a one-year initial term commencing December 16, 2011. It provided for automatic one-year renewal periods upon the expiration of the initial term or any subsequent term, unless either party provides the notice of non-renewal at least 120 days prior to the end of the then-current term.
Effective March 10, 2014, Mr. Ryan became an advisor to the Company until April 18, 2014. Pursuant to such separation and the separation agreement (including a general release in favor of the Company) Mr. Ryan executed, Mr. Ryan received severance pay and benefits as set forth in his employment agreement, as well as vesting on the next semi-annual vesting date under the 2013 LTMIP. Mr. Ryan was eligible for a target annual bonus of 100% of his annual base salary, and his base annual salary was $400,000 during fiscal year 2014.
Restrictive Covenants
As a result of the restrictive covenants contained in their employment agreements and/or equity award agreements, each of the Named Executive Officers has agreed not to disclose, or retain and use for his or her own benefit or benefit of another person our confidential information. Each Named Executive Officer has also agreed not to directly or indirectly compete with us, not to solicit our employees or clients, engage in, or directly or indirectly manage, operate, or control or join our competitors, or compete with us or interfere with our business or use his or her status with us to obtain goods or services that would not be available in the absence of such a relationship to us. Each equity award agreement during their service as an executive officer provides that these restrictions are in place during their employment for two years thereafter. In the case of Messrs. Ekert, Bock and Ryan, these restrictions in their employment agreements are (or were, in the case of Messrs. Bock and Ryan) effective during their employment and for a period of two years thereafter. In the case of Messrs. Wilson and Emery, the restrictions contained in their employment agreements are effective during their employment and for a period of 12 months thereafter. Should we exercise our right to place Messrs. Wilson or Emery on “garden leave,” the period of time that they are on such leave will be subtracted from and thereby reduce the post-termination length of time that they are subject to these restrictive covenants in their employment agreement.
In addition, each of the Named Executive Officers has agreed to grant us a perpetual, non-exclusive, royalty-free, worldwide, and assignable and sub-licensable license over all intellectual property rights that result from their work while employed with us.

Outstanding Equity Awards at 2014 Fiscal-Year End
		Option Awards			Stock Awards
Name	Type of Award	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Gordon A. Wilson President, Chief Executive Officer and Director	2013 PRSUs(1)						416,000	7,488,000
	2014 RSUs(2)				68,750	1,237,500
	2014 PSUs(3)						137,500	2,475,000
	2014 Options(4)	171,875	16.00	9/25/2024
Philip Emery Executive Vice President and Chief Financial Officer	2013 PRSUs(1)						196,000	3,528,000
	2014 RSUs(2)				31,250	562,500
	2014 PSUs(3)						62,500	1,125,000
	2014 Options(4)	78,125	16.00	9/25/2024
Kurt Ekert Executive Vice President and Chief Commercial Officer	2013 PRSUs(1)						196,000	3,528,000
	2014 RSUs(2)				25,653	461,754
	2014 PSUs(3)						53,125	956,250
	2014 Options(4)	66,406	16.00	9/25/2024
Matthew Minetola Executive Vice President and Chief Information Officer	2014 RSUs(2)				14,409	259,362
	2014 PSUs(3)						28,818	518,724
	2014 Options(4)	36,023	17.35	12/1/2024
Eric J. Bock Former Executive Vice President, Chief Legal Officer and Chief Administrative Officer	2013 PRSUs(5)						196,000	3,528,000

(1)
The PRSUs granted under the 2013 LTIP vested at 100% on April 15, 2015 based on our achievement of certain financial targets over 2013 and 2014.

(2)
The RSUs granted in 2014 vest over annually over four years.

(3)
The PSUs granted in 2014 will vest on October 15, 2017 based on our achievement of certain financial targets.

(4)
The options granted in 2014 vest over four years in annual installments.

(5)
Pursuant to our transition agreement with Mr. Bock, 75% of the PRSUs that would otherwise have vested were vested on April 15, 2015, with the remaining 25% vesting on January 1, 2016.

Option Exercises and Stock Vested in 2014
Name	Plan or Award Type	Number of Company Shares Becoming Vested During the Year(1)	Value Realized on Vesting ($)
Gordon A. Wilson President, Chief Executive Officer and Director	2011 RSUs	6,927	24,246
	2013 TRSUs	693,334	10,781,338
Philip Emery Executive Vice President and Chief Financial Officer	2011 RSUs	5,404	18,914
	2013 TRSUs	326,667	5,079,678
Kurt Ekert Executive Vice President and Chief Commercial Officer	2011 RSUs	2,766	9,682
	2013 TRSUs	326,667	5,079,678
Eric J. Bock Former Executive Vice President, Chief Legal Officer and Chief Administrative Officer	2011 RSUs	4,419	15,465
	2013 TRSUs	326,667	5,079,678
Mark Ryan Former Executive Vice President and Chief Information Officer	2011 RSUs	3,230	11,305
	2013 TRSUs	35,556	488,888

(1)
The vesting events reflected include the January 1, 2014 vesting of RSUs granted in 2011, the April 15, 2014 vesting of TRSUs granted in 2013, and, as applicable, the accelerated vesting of TRSUs upon our offering in September 2014.

Pension Benefits in 2014
None of our Named Executive Officers are currently participating in a defined benefit plan sponsored by us or our subsidiaries and affiliates.
Nonqualified Deferred Compensation in 2014
All amounts disclosed in this table relate to our Travelport Officer Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows certain executives in the United States to defer a portion of their compensation until a later date (which can be during or after their employment), and to receive an employer match on their contributions. In 2014, this compensation included base salary, deal/transaction bonuses, discretionary bonuses and annual bonuses, and the employer match was 100% of employee contributions of up to 6% of the relevant compensation amount. Each participant can elect to receive a single lump payment or annual installments over a period elected by the executive of up to 10 years.

In contrast to the Summary Compensation Table and other tables that reflect amounts paid in respect of 2014, the table below reflects deferrals and other contributions occurring in 2014 regardless of the year for which the compensation relates, i.e. the amounts below include amounts deferred in 2014 in respect of 2013 but not amounts deferred in 2015 in respect of 2014.
Name	Beginning Balance at Prior FYE (12/31/2013) ($)	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/2014) ($)
Gordon A. Wilson President, Chief Executive Officer and Director(1)	—	—	—	—	—	—
Philip Emery Executive Vice President and Chief Financial Officer(1)	—	—	—	—	—	—
Kurt Ekert Executive Vice President and Chief Commercial Officer(2)	2,834	0	0	188	0	3,022
Matthew Minetola Executive Vice President and Chief Information Officer	0	0	0	0	0	0
Eric J. Bock Former Executive Vice President, Chief Legal Officer and Chief Administrative Officer	1,160,976	14,268	14,268	50,021	0	1,239,532
Mark Ryan Former Executive Vice President and Chief Information Officer	0	0	0	0	0	0

(1)
Each of Messrs. Wilson and Emery participate in a United Kingdom defined contribution pension scheme that is similar to a 401(k) plan and, therefore, is not included in this table.

(2)
Mr. Ekert was also a participant in the Travelport Americas, LLC Savings Restoration Plan (the “Savings Restoration Plan”), a non-qualified deferred compensation plan in which certain US executives could contribute until January 1, 2008. The balances in this Non-Qualified Deferred Compensation table reflect the Savings Restoration Plan only for Mr. Ekert, as he did not have a balance in the Deferred Compensation Plan in 2014.

Potential Payments Upon Termination of Employment or Change in Control
The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment on December 31, 2014. For Mr. Ryan, the table represents what he actually received (or is going to receive) upon termination, as the other situations are not applicable. For additional details of his actual separation payments, as well as the potential payments to Mr. Bock, see above under “Employment Agreements.”
Current	Cash Severance Payment ($)	Continuation of Certain Benefits (Present value) ($)	Acceleration and Continuation of Equity (Unamortized Expense as of 12/31/2014) ($)	Total Termination Benefits ($)
Gordon A. Wilson
Voluntary retirement	0	0	0	0
Involuntary termination	4,288,075	0	8,962,542	13,250,617
Change in Control (CIC)	0	0	0	0
Involuntary or good reason termination after CIC	5,288,075	0	11,544,250	16,832,325
Philip Emery
Voluntary retirement	0	0	0	0
Involuntary termination	1,091,510	0	4,198,252	5,289,762
Change in Control (CIC)	0	0	0	0
Involuntary or good reason termination after CIC	1,091,510	0	5,371,750	6,463,260
Kurt Ekert
Voluntary retirement	0	0	0	0
Involuntary termination	1,650,000	46,111	4,097,716	5,793,827
Change in Control (CIC)	0	0	0	0
Involuntary or good reason termination after CIC	2,650,000	46,111	5,095,196	7,791,307
Mathew Minetola
Voluntary retirement	0	0	0	0
Involuntary termination	406,250	0	303,443	709,693
Change in Control (CIC)	0	0	0	0
Involuntary or good reason termination after CIC	406,250	0	801,501	1,207,751
Mark Ryan
Involuntary termination	605,856	35,275	0	641,131
Accrued Pay and Regular Retirement Benefits.   The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to our salaried employees generally upon termination of employment, such as:
•
accrued salary and vacation pay (if applicable);

•
earned but unpaid bonuses; and

•
distributions of plan balances under our 401(k) plan.

Deferred Compensation.   The amounts shown in the table do not include distributions of plan balances under our Deferred Compensation Plan and Savings Restoration Plan. Those amounts are shown in the Nonqualified Deferred Compensation in 2014 table above.
Death and Disability.   A termination of employment due to death or disability does not entitle the Named Executive Officers to any payments or benefits that are not available to salaried employees generally, except a pro-rata portion of their annual bonus for the year of death or disability in the case of Mr. Ekert.
Involuntary and Constructive Termination and Change-in-Control Severance Pay.   Our Named Executive Officers are entitled to severance pay and benefits (as set forth in more detail below) in the event that their employment is terminated by us without cause or, in the case of Mr. Ekert, if he resigns as a result of a constructive termination or, in the case of Messrs. Wilson and Emery, a resignation due to fundamental breach of contract. The amounts shown in the table are for such “involuntary or constructive terminations” and are based on the following assumptions and provisions in the employment agreements:
•
Covered terminations generally.   Eligible terminations include an involuntary termination for reasons other than cause, or, as applicable, a voluntary resignation by the executive as a result of a constructive termination or fundamental breach of contract.

•
Covered terminations following a Change in Control.   Eligible terminations include an involuntary termination for reasons other than cause, or, as applicable, a voluntary resignation by the executive as a result of a constructive termination or fundamental breach of contract following a change in control.

•
Definitions of Cause and Constructive Termination (only applicable to Mr. Ekert)

•
A termination of the executive by us is for cause if it is for any of the following reasons:

•
the executive’s failure substantially to perform executive’s duties for a period of 10 days following receipt of written notice from the Company of such failure;

•
theft or embezzlement of company property or dishonesty in the performance of the executive’s duties;

•
an act or acts on executive’s part constituting (x) a felony under the laws of the United States or state thereof or (y) a crime involving moral turpitude;

•
the executive’s willful malfeasance or willful misconduct in connection with his duties or any act or omission which is materially injurious to our financial condition or business reputation; or

•
the executive’s breach of restrictive covenants.

•
A termination by the executive is as a result of constructive termination if it results from, among other things:

•
any material reduction in the executive’s base salary or annual bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives);

•
our failure to pay compensation or benefits when due;

•
material and sustained diminution to the executive’s duties and responsibilities, except in certain circumstances;

•
the primary business office for the executive being relocated by more than 50 miles from Parsippany, New Jersey; or

•
our election not to renew the initial employment term or any subsequent extension thereof (except as a result of the executive’s reaching retirement age, as determined by our policy).

•
Cash severance payment.   For Mr. Wilson, this represents two times the sum of his base salary and target annual bonus. For Mr. Emery, this represents 12 months of salary plus pro-rata target bonus for 2014. For Mr. Ekert, this represents a cash severance payment of two times his base annual salary (and, in certain circumstances following a change in control, one times his target bonus) plus a pro-rata target bonus for 2014. For Mr. Minetola, this represents a cash severance payment of one times his base annual salary plus pro-rata target bonus for 2014. We are also required to give Messrs. Wilson and Emery 12 months of notice or pay in lieu of notice. In the case of Messrs. Emery, Ekert and Minetola, they must execute, deliver and not revoke a separation agreement and general release in order to receive these benefits. In addition, with respect to those Named Executive Officers who received an award under the 2013 LTMIP, for each Named Executive Officer who is terminated without cause or as result of a constructive termination within 18 months after a change in control, this represents accelerated vesting for time served since the last vesting date (December 1, 2014) plus 18 months over the remainder of the three year vesting period, i.e. 100% of unvested amounts based on a December 31, 2014 termination date in such circumstances. All of these cash payments are payable in a lump sum following termination of employment.
•
Continuation of health, welfare and other benefits (Mr. Ekert only).   Represents, following a covered termination, continued health and welfare benefits (at active employee rates) and financial planning benefits, in each case for one year, as well as applicable tax assistance on such benefits, provided he has executed, delivered and not revoked the separation agreement and general release.

•
Acceleration and continuation of equity awards.   For the 2013 LTIP PRSUs, upon a termination without cause, as the result of a constructive termination, death or disability, our currently-employed Named Executive Officers who received such grants will receive vesting of unvested PRSUs at target (100%) based on pro-rata time served in the two year vesting period plus an additional 12 months, up to a maximum of 100%. As a result, a termination on December 31, 2014 results in vesting of 100% (31.5/24ths) of the PRSUs. Upon a termination without cause or as the result of a constructive termination within 18 months of a change in control, all unvested PRSUs are vested. For the 2014 grants of RSUs, PSUs and options, upon a termination by the Company without cause, our currently-employed Named Executive Officers receive pro-rata vesting (in the case of the RSUs, since the last vesting date) for time served plus an additional 12 months, with PSUs based on the actual EPS Goal result (which, for purposes of the table above, assuming result at Target), As a result, a termination on December 31, 2014 results in 30% (14.5/48ths) for RSUs and options and 40% (14.5/36ths) for PSUs. In addition, for upon a termination without cause or as the result of a constructive termination, in either case following a change in control, our currently-employed Named Executive Officers will vest in all RSUs, PSUs (at Target) and options granted in 2014. Finally, any accelerated vesting of outstanding equity awards is subject to the executive’s execution of a suitable separation agreement and general release.

•
Payments Upon Change in Control Alone.   The change in control provisions in the current employment agreements and equity award agreements relating to outstanding awards for our currently-employed Named Executive Officers do not provide for any special vesting upon a change in control alone, and severance payments are made only if the executive suffers a covered termination of employment.

Compensation of Directors
As set forth below, some of our current directors receive compensation for their service as a director and all of our directors receive reimbursement of expenses incurred from their attendance at meetings of our Board of Directors. Directors who are also our employees receive no separate compensation for service on the Board of Directors.
In connection with our initial public offering, our Board of Directors adopted a compensation program for our non-employee directors (the Independent Director Compensation Policy). Pursuant to the Independent Director Compensation Policy, each member of our Board of Directors who is not our employee will receive the following cash compensation for service as a Board member, as applicable:
•
$75,000 per year for service as a Board member (other than the Chairman of the Board of Directors);

•
$25,000 per year for service as chairperson of the Audit Committee and $20,000 per year for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee; and

•
$10,000 per year for service as a member of the Audit Committee, $10,000 per year for service as a member of the Compensation Committee and $10,000 per year for service as a member of the Nominating and Corporate Governance Committee.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors (other than the Chairman of the Board of Directors) will receive annual, automatic, non-discretionary grants of RSUs (with one-year cliff vesting) with an initial value of  $125,000.
As compensation for his service as Chairman of our Board of Directors, effective upon our initial public offering, Mr. Steenland receives $150,000 per year payable in cash and $325,000 payable in RSUs with one-year cliff vesting for his service as Chairman of the Board of Directors, which is inclusive of his services on any committees. In addition, effective upon our initial public offering in 2014, the previously approved (in 2013) grant of options to purchase 320,000 of our common shares at an exercise price of $9.375 per share for Mr. Steenland, which were previously split equally between (i) time-based vesting and (ii) time and performance vesting, were deemed to have met their performance criteria and converted fully into time-based options, with 50% vesting on April 15, 2015 and the remaining 50% vesting on April 15, 2016, subject to Mr. Steenland’s continuous service as our Chairman, unless earlier vested pursuant to the terms of the award agreement.
Our Independent Director Compensation Policy provides that the equity awards shall be granted under, and shall be subject to, the terms and provisions of our 2014 Plan and shall be granted subject to the execution and delivery of award agreements.
It is expected that each non-employee director shall own Common Shares equal in value to three times the annual Board cash retainer, except in the case of the Chairman of the Board of Directors, whose ownership of Common Shares shall be equal to four times the annual Board cash retainer. The Compensation Committee shall periodically review the stock ownership guidelines for non-employee directors. Generally, each non-employee director has five years from the date they become subject to the guidelines to meet the applicable ownership threshold.
The following table contains compensation information for our non-employee directors for the year ended December 31, 2014:
Name	Year	Fee Earned or Paid in Cash ($)	RSU Awards ($)(1)	Option Awards ($)(1)(2)	Total ($)(3)
Douglas M. Steenland, Chairman	2014	296,739	325,000	2,180,000	2,801,739
Douglas Hacker, Director	2014	27,962	125,000	0	152,962
Elizabeth Buse, Director	2014	22,636	125,000	0	147,636
Michael Durham, Director	2014	26,630	125,000	0	151,630
Gavin Baiera, Director	2014	0	0	0	0
Gregory Blank, Director	2014	0	0	0	0
Jeff Clarke, Former Director	2014	1,389	0	0	1,389
Scott McCarty, Former Director	2014	0	0	0	0

(1)
As with the stock awards set forth in the Summary Compensation Table above, and consistent with note (2) to that table, amounts included in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718.

(2)
For more details about the options we granted to Mr. Steenland in 2013 and their treatment in 2014, see above.

(3)
Reflects all fees paid to certain of our directors with respect to 2014 but does not include travel or other business-related reimbursements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common shares as of April 24, 2015 with respect to:
•
each beneficial owner of more than 5% of our issued and outstanding common shares;

•
each of our Named Executive Officers;

•
each of our directors; and

•
all of our directors and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be issued and outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common shares. Unless otherwise noted, the address of each beneficial owner is Axis One, Axis Park, Langley, Berkshire, United Kingdom SL3 8AG.
Funds affiliated with Blackstone and certain members of our management beneficially own common shares indirectly through their holdings in TDS Investor (Cayman) L.P., a Cayman limited partnership, (“TDS Investor”). As of April 24, 2015, TDS Investor beneficially owned 12,504,740, or approximately 10.2%, of our issued and outstanding common shares. Other entities and certain members of our management own common shares directly in us.
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned(1)
Angelo, Gordon Funds(2)	15,236,979	12.45%
FMR LLC(3)	11,926,548	9.75%
Amalgamated Gadget, L.P.(4)	9,641,471	7.88%
Blackstone Funds(5)	8,599,309	7.03%
Morgan Stanley(6)	7,471,343	6.11%
Solus Alternative Asset Management LP(7)	6,351,714	5.19%
Gordon A. Wilson	810,439	*
Philip Emery	356,524	*
Kurt Ekert	317,297	*
Matthew Minetola	0	*
Thomas Murphy	0	*
Douglas M. Steenland(8)	80,000	*
Gavin Baiera(9)	0	*
Gregory L. Blank(10)	0	*
Elizabeth L. Buse	0	*
Michael J. Durham	10,000	*
Douglas A. Hacker	15,625	*
Steven R. Chambers	0	*
All directors and executive officers as a group (12 individuals)(11)	1,589,885	1.30%

*
Less than 1%

(1)
Includes shares (i) held indirectly through holdings in TDS Investor and (ii) held directly.

(2)
Reflects beneficial ownership of 1,084,796 common shares held by AG Super Fund International Partners, L.P., 13,878,600 common shares held by Silver Oak Capital, L.L.C., 123,149 common shares held by AG Capital Recovery Partners VI LP, 54,717 common shares held by AG Capital Recovery Partners VII LP, 11,073 common shares held by AG Eleven Partners, 3,093 common shares held by AG MM LP, 2,594 common shares held by AG Princess LP, 74,069 shares held by AG Super Fund LP and 4,888 common shares held by Nutmeg Partners LP (collectively, the “Angelo, Gordon Funds”). The address of the Angelo, Gordon Funds is c/o Angelo, Gordon & Co., L.P., 245 Park Avenue — 26th Floor, New York, NY 10167.

(3)
Based solely on the Schedule 13G filed by FMR LLC with the SEC on February 13, 2015. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based on the Schedule 13G filed by Amalgamated Gadget, L.P. with the SEC on February 3, 2015. Reflects ownership of the common shares by Amalgamated Gadget, L.P. (“Amalgamated”) for and on behalf of two funds, R2 Investments, LDC and its wholly owned subsidiary, Q5-R5 Trading, Ltd., pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated has sole voting and dispositive power of such common shares, and such funds have no beneficial ownership of such common shares. The address of Amalgamated is 301 Commerce Street — Suite 3200, Fort Worth, Texas 76102.

(5)
Reflects ownership of limited partnership units in TDS Investor, which wholly owns Travelport Intermediate Limited, which owns these common shares directly. The general partner of TDS Investor is TDS Investor (Cayman) GP Ltd. (“TDS GP”). TDS GP is collectively controlled by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”), BCP (Cayman) V-S L.P. (“BCP V-S”) and BCP V Co-Investors (Cayman) L.P. (collectively with BCP V, BCP V-A and BCP V-S, the “BCP Funds”), Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) and Blackstone Participation Partnership (Cayman) V L.P. (collectively with BFIP V, the “Blackstone Funds”) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”). Blackstone Management Associates (Cayman) V. L.P. (“BMA”) is the general partner of each of the BCP Funds. The general partner of each of the Blackstone Funds and a general partner and majority in interest owner of BMA is BCP V GP L.L.C. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of BFIP V-SMD is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Reporting Persons may be deemed to beneficially own the common shares beneficially owned by Travelport Intermediate Limited, but each (other than Travelport Intermediate Limited to the extent of its direct holdings) disclaims beneficial ownership of such common shares. The address of the Blackstone affiliated persons listed in this footnote is c/o the Blackstone Group L.P., 345 Park Avenue, New York, NY, 10154.

(6)
Based solely on the Schedule 13G/A filed by Morgan Stanley with the SEC on February 9, 2015. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(7)
Based solely on the Schedule 13G filed by Solus Alternative Asset Management LP, Solus GP LLC and Christopher Pucillo (together, the “Solus Funds”) with the SEC on February 12, 2015. The address of the Solus Funds is 410 Park Avenue, 11th Floor, New York, NY 10022.

(8)
Reflects time-vested nonqualified stock options that became exercisable as of April 15, 2015.

(9)
Mr. Baiera, a director of the Company, is a Managing Director of Angelo, Gordon & Co, L.P.

(10)
Mr. Blank, a director of the Company and TDS Investor, is a Principal of The Blackstone Group. Mr. Blank disclaims beneficial ownership of any shares owned directly or indirectly by the Blackstone Funds.

(11)
Shares beneficially owned by the Blackstone Funds and the Angelo, Gordon Funds have been excluded for purposes of the presentation of directors and executive officers as a group.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our common shares that may be issued upon the exercise of options and restricted stock units (time-based and performance-based) under our existing equity compensation plans as of April 24, 2015:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Excluding Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(b)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	2,866,188	$14.43	7,147,612
Total	2,866,188	$14.43	7,147,612

(a)
Includes options and other awards granted under the follow plans established prior to our initial public offering: Travelport Worldwide Limited 2013 Equity Plan and Travelport Worldwide Limited 2014 Omnibus Incentive Plan.

(b)
Represents 333,863 common shares available for issuance under the Travelport Worldwide Limited 2013 Equity Plan, 4,413,749 common shares available for issuance under the Travelport Worldwide Limited 2014 Omnibus Incentive Plan and 2,400,000 common shares available for issuance under the Travelport Worldwide Limited 2014 Employee Stock Purchase Plan. Does not include common shares that may be issued to management pursuant to our 2013 Long-Term Management Incentive Program, at our option. The Travelport Worldwide Limited 2013 Equity Plan, the Travelport Worldwide Limited 2014 Omnibus Incentive Plan, the Travelport Worldwide Limited 2014 Employee Stock Purchase Plan and the 2013 Long-Term Management Incentive Program are more fully described above “Executive Compensation.”

RELATED PARTY TRANSACTIONS
Transaction and Monitoring Fee Agreement
In 2006, we entered into a Transaction and Monitoring Fee Agreement with an affiliate of Blackstone and an affiliate of Technology Crossover Ventures (“TCV”), pursuant to which we appointed Blackstone and TCV as our advisers to render monitoring, advisory and consulting services during the term of the Transaction and Monitoring Fee Agreement. In consideration for such services, we agreed to pay Blackstone and TCV an annual monitoring fee, or the Monitoring Fee, equal to the greater of  $5 million or 1% of adjusted EBITDA (as defined in our senior secured credit agreement). The Monitoring Fee was agreed to be divided among Blackstone and TCV according to their respective beneficial ownership interests in us at the time any payment is made.
Pursuant to the Transaction and Monitoring Fee Agreement, Blackstone and TCV could elect at any time in connection with or in anticipation of a change of control or an initial public offering of us to receive, in lieu of annual payments of the Monitoring Fee, a single lump sum cash payment, or the Advisory Fee, equal to the then present value of all then current and future Monitoring Fees payable to Blackstone and TCV under the Transaction and Monitoring Fee Agreement. The Advisory Fee was agreed to be divided between Blackstone and TCV according to their respective beneficial ownership interests in us at the time such payment is made. In 2007, Blackstone and TCV elected to receive, in lieu of annual payments of the Monitoring Fee, the Advisory Fee in consideration of the termination of the appointment of Blackstone and TCV to render services pursuant to the Transaction and Monitoring Fee Agreement as of the date of such notice.
We agreed to reimburse Blackstone and TCV for out-of-pocket expenses incurred in connection with the Transaction and Monitoring Fee Agreement and to indemnify such entities for losses relating to the services contemplated by the Transaction and Monitoring Fee Agreement and the engagement of Blackstone and TCV pursuant to the Transaction and Monitoring Fee Agreement.
In 2008, we entered into a new Transaction and Monitoring Fee Agreement with Blackstone and TCV, pursuant to which Blackstone and TCV provide us monitoring, advisory and consulting services. Pursuant to the new agreement, payments made by us in 2008, 2010 and subsequent years are credited against the Advisory Fee, which Blackstone and TCV elected to receive in 2007, but did not become due at that time. In March 2013, in connection with our comprehensive refinancing, Blackstone and TCV agreed to a one-third reduction in the amount of fees that would otherwise be payable by us under the Transaction and Monitoring Fee Agreement. In addition, in March 2013, Blackstone and TCV agreed to share a portion of the Monitoring Fee and the Advisory Fee with Angelo Gordon and Q Investments.
In 2012, 2013 and 2014, we made payments of approximately $5 million, $6 million and $3.3 million, respectively, under the new Transaction and Monitoring Fee Agreement. The payments made in 2012, 2013 and 2014 were credited against the Advisory Fee that Blackstone and TCV elected to receive in 2007 and reduced the Advisory Fee to be paid to approximately $23 million. The remaining $23 million Advisory Fee became due, and was paid, upon the consummation of our initial public offering.
Investment and Cooperation Agreement
In 2006, we entered into an Investment and Cooperation Agreement with an affiliate of One Equity Partners (“OEP”). Pursuant to the Investment and Cooperation Agreement, OEP became subject to and entitled to the benefits of the Transaction and Monitoring Fee Agreement so that, to the extent that any transaction or management fee becomes payable to Blackstone or TCV, OEP will be entitled to receive its pro-rata portion of any such fee (based on relative equity ownership in the Company). Accordingly, any Monitoring Fees or Advisory Fee were divided among Blackstone, TCV, OEP, Angelo Gordon and Q Investments according to their respective beneficial ownership interests in us at the time any such payment was made.
Orbitz Worldwide
After an internal restructuring in 2008, we owned less than 50% of the outstanding common stock of Orbitz Worldwide, and, as a result, Orbitz Worldwide ceased to be our consolidated subsidiary. We have a subscriber services agreement and various other commercial arrangements with Orbitz Worldwide, and under those commercial agreements with Orbitz Worldwide, we earned approximately $5 million of revenue and recorded approximately $58 million of expense in 2014. Effective July 2014, we ceased to be a more than 5% shareholder in Orbitz Worldwide.
Commercial Transactions with Affiliated Companies
Blackstone has ownership interests in a broad range of companies and has affiliations with other companies. We have entered into commercial transactions on an arms-length basis in the ordinary course of our business with these companies, including the sale of goods and services and the purchase of goods and services. For example, in 2014, we recorded revenue of approximately $24 million and $7 million, respectively, from Hilton Hotels Corporation and Wyndham Hotel Group, which are Blackstone portfolio companies, in connection with travel commerce platform booking fees received. Other than as described herein, none of these transactions or arrangements is material.
In April 2012, we entered into an agreement with an affiliate of Blackstone, which was modified in November 2012, pursuant to which Blackstone agreed to provide us financial advisory and consulting services in connection with refinancing and related transactions. In February and June 2014, we entered into additional agreements with an affiliate of Blackstone, pursuant to which Blackstone agreed to provide us with financial advisory services in connection with, among other things, our various debt-for-equity exchange transactions, exchange offer and refinancing. During 2012, 2013 and 2014, we paid approximately $2 million, $7 million and $18 million, respectively, under these agreements.
In 2014, Morgan Stanley provided us with various investment banking, financing and other financial advisory services in connection with our sale of Orbitz Worldwide shares in May 2014, our initial public offering and our debt refinancing for which Morgan Stanley received customary fees and expenses. During 2014, we paid Morgan Stanley an aggregate of approximately $21 million for such services and in connection with such transactions.
We do not have any commercial relationships with Angelo Gordon or Q Investments.
2013 Refinancing
In connection with our comprehensive refinancing in 2013, our wholly-owned subsidiary acquired all of its outstanding Tranche A PIK Term Loans in exchange for (i) approximately 43.3% of our fully diluted issued and outstanding equity and (ii) $25 million of newly issued 11.875% senior subordinated notes due 2016 of Travelport LLC, an indirect wholly owned subsidiary, and acquired all of its outstanding Tranche B PIK Term Loans in exchange for approximately 34.6% of our fully diluted issued and outstanding equity. Certain investment funds affiliated with or managed by Angelo Gordon and Q Investments, who were shareholders prior to the 2013 refinancing, held a portion of such PIK term loans. In addition, funds affiliated with Blackstone, funds affiliated with TCV, an affiliate of OEP and certain members of our management beneficially own our common shares indirectly through Travelport Intermediate Limited. Travelport Intermediate Limited also held a portion of such PIK term loans. As such, Travelport Intermediate Limited and certain investment funds affiliated with or managed by Angelo Gordon and Q Investments received a pro-rata portion of the equity that was exchanged for such PIK term loans.
Amended and Restated Shareholders’ Agreement
In connection with the 2013 refinancing, we and our direct and indirect parent companies entered into an amended and restated shareholders’ agreement. The new shareholders’ agreement, among other things: (i) allowed certain shareholders to appoint directors; (ii) restricted our ability to enter into certain transactions or take certain actions, authorize or issue new equity securities and amend our organizational documents without the consent of the shareholders; (iii) provided for certain tag-along, drag-along and pre-emptive rights; and (iv) provided shareholders with specified information rights. The operative provisions of the new shareholders’ agreement expired upon the consummation of our initial public offering.
Registration Rights Agreement
In connection with the 2013 refinancing, we entered into a Registration Rights Agreement pursuant to which we may be required to register the sale of our common shares held by certain existing holders. Under the Registration Rights Agreement, certain holders have the right to request us to register the sale of their common shares and may require us to make available shelf registration statements permitting sales of common shares into the market from time to time over an extended period. In addition, substantially all holders of our common shares prior to our initial public offering have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other holders or initiated by us.
Review, Approval or Ratification of Related Person Transactions
Our Audit Committee is responsible for the review, approval or ratification of  “related-person transactions” between us or our subsidiaries and related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director, or 5% shareholder of us and their immediate family members. Our Audit Committee has adopted a Related Parties Transaction Policy regarding the approval of related-person transactions. The Audit Committee applies its review procedures as a part of its standard operating procedures.
As a general matter, under our Related Party Transactions Policy, related-party transactions where the amount involved could reasonably be expected to exceed $120,000 in any calendar year and material amendments or modifications of any such transaction are submitted to the Audit Committee for review and approval before the transaction is consummated. If advance approval of a related-party transaction is not obtained, then the transaction must be submitted to the Audit Committee for ratification, as soon as reasonably practicable, but in any event, at the Audit Committee’s next regularly scheduled meeting. If the Audit Committee does not ratify a related-party transaction that has been consummated without its approval, the Audit Committee will, in consultation with our General Counsel, consider whether additional action is necessary, such as terminating the transaction on a prospective basis, rescinding or modifying it in a manner that would facilitate ratification by the Audit Committee.
In the course of its review and approval or ratification of a related-person transaction, as provided in the Audit Committee’s charter and under our Related Party Transactions Policy, the Audit Committee considers:
•
the nature of the related-person’s interest in the transaction;

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the material terms of the transaction, including the amount involved and type of transaction;

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the importance of the transaction to the related person and to us;

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whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•
any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee at which the transaction is considered.

REPORT OF THE AUDIT COMMITTEE
Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and, beginning with the fiscal year ending December 31, 2015, opining on the effectiveness of the Company’s controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing their reports thereon.
In performing its oversight function, the Audit Committee discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under the rules adopted by the PCAOB.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the PCAOB.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the evaluations of the Company’s internal controls.
Based on the reviews and discussions referred to above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also has recommended the selection of the Company’s independent auditor for fiscal year 2015.
THE AUDIT COMMITTEE
Michael Durham, Chairman
Gregory Blank
Douglas Hacker

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common shares to report to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act. Based solely on that review, we believe that during 2014, all filings required to be made under Section 16(a) were timely made in accordance with the requirements of the Exchange Act.
SHAREHOLDER ENGAGEMENT
We regularly conduct engagement and outreach efforts in order to communicate with existing and prospective shareholders, lenders, research analysts, rating agencies, governance firms and others. In 2014, our key engagement activities included numerous group and one-on-one investor meetings, conference calls following each of our quarterly earnings releases, presentations at various investor conferences and the road show for our initial public offering. Numerous members of management, in addition to our Chief Executive Officer and Chief Financial Officer, participated in these activities, each of which contained opportunities for shareholders and other constituents to ask questions and provide feedback to management.
Our Investor Relations department is the key point of contact for shareholder interaction with the Company. Shareholders and other interested parties may access investor information about us through our website at www.travelport.com. The Investor Relations department coordinates institutional investor meetings with management, appearances at investor conferences and our quarterly earnings calls.

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board of Directors has nominated Messrs. Steenland, Baiera, Blank, Chambers, Durham, Hacker and Wilson and Ms. Buse to be elected at the Meeting to serve as directors for a one-year term ending at the 2016 annual general meeting of shareholders or until his or her successor is duly elected or appointed or until his or her office is otherwise vacated. All of the nominees for director are incumbent nominees and, other than Mr. Chambers, were each elected for one-year terms at the 2014 annual general meeting. Mr. Chambers was appointed by the Board of Directors to fill a vacancy on the Board at a meeting of the Board of Directors on April 23, 2015. For certain information regarding each nominee, see “Board of Directors — Biographical Information for Nominees” above.
Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, proxies may be voted for another person nominated as an alternative by the Board, or a vacancy on the Board may exist until the Board appoints a person as a Director to fill such vacancy or the Board may reduce the number of Directors on the Board in accordance with the bye-laws to eliminate such vacancy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE AS A DIRECTOR.

PROPOSAL TWO:
APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITOR’S REMUNERATION
The Audit Committee of the Board of Directors has recommended and asks that you appoint Deloitte LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2015 and authorize the Audit Committee to determine the independent auditors’ remuneration. According to Bermuda law, an auditor is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.
The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment and to authorize the Audit Committee to determine the independent auditors’ remuneration. If an auditor is not appointed by a majority of the votes cast at the Meeting, the Audit Committee will appoint Deloitte LLP as the independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2015, and the Audit Committee will determine the independent auditors’ remuneration. Abstentions will have no effect on the outcome of this proposal.
Independent Registered Public Accounting Firm
Deloitte LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2014. A representative of Deloitte LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of shareholders.
Principal Accounting Firm Fees.   Fees billed to us by Deloitte LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) during the years ended December 31, 2014 and 2013 were as follows:
Audit Fees.   The aggregate fees billed for the audit of our annual financial statements during the years ended December 31, 2014 and 2013, the reviews of the unaudited consolidated condensed financial statements included in our Quarterly Reports on Form 10-Q, other attest services primarily for comfort letters and consents related to SEC and other registration statements, and statutory audits were approximately $3.8 million and $3.5 million, respectively.
Audit-Related Fees.   The aggregate fees billed for audit-related services was $0.3 million and $0.1 million for the years ended December 31, 2014 and 2013, respectively. These fees relate primarily to audits of employee benefit plans and reviewing internal controls.
Tax Fees.   The aggregate fees billed for tax services during the years ended December 31, 2014 and 2013 were approximately $5.7 million and $2.3 million, respectively. These fees relate to tax compliance, tax advice and tax planning for the years ended December 31, 2014 and 2013, including a multi-year tax restructuring program.
Other Fees.   Other than the aforementioned fees, there have been no other fees charged to the Company by Deloitte LLP.
Our Audit Committee considered the non-audit services provided by the Deloitte Entities and determined that the provision of such services was compatible with maintaining the Deloitte Entities’ independence. Our Audit Committee also adopted a policy prohibiting Travelport from hiring the Deloitte Entities’ personnel at the manager or partner level, who have been directly involved in performing auditing procedures or providing accounting advice to us, in any role in which such person would be in a position to influence the contents of our financial statements. Our Audit Committee is responsible for appointing our independent auditor and approving the terms of the independent auditor’s services. Our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.
All services performed by the independent auditor in 2014 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2014 meeting. This policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure

Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.
Any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, except for de minimis amounts under certain circumstances as described below, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings may be delegated to one or more members of the Audit Committee. The member or members of the Audit Committee to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. Services provided by the Deloitte Entities during 2014 and 2013 under this provision were approximately $0 million for each of these years.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE APPOINTMENT OF DELOITTE LLP
AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2015 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO
DETERMINE THE INDEPENDENT AUDITOR’S REMUNERATION.

PROPOSAL THREE:
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve a non-binding advisory resolution to approve the compensation of its Named Executive Officers as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, and any related material disclosed in this proxy statement, is hereby APPROVED.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers, as described in this proxy statement.
As discussed in the Compensation Discussion and Analysis on page 14, the Compensation Committee of our Board of Directors is committed to administering our compensation programs in a manner consistent with a public company, which we became in September 2014.
As set forth in the Compensation Discussion and Analysis, we have strived to create an executive compensation program that provides both short-term and long-term payments and awards, in order to:
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attract and retain talent from within the highly competitive global marketplace;

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ensure a performance-based delivery of pay that aligns, as much as possible, our Named Executive Officers’ rewards with our shareholders’ interests;

•
compensate our Named Executive Officers in a manner that incentivizes them to manage our business to meet our long-range objectives;

•
compensate our Named Executive Officers in a manner commensurate with their and our performance; and

•
promote a long-term commitment to us.

We believe that the 2014 compensation for our currently-employed Named Executive Officers is consistent with this philosophy and is therefore within the median for our peer group. In addition, the changes we have made to our post-initial public offering compensation programs, including equity grants that are 75% performance-based upon our IPO last year, further align our executives’ interests with shareholders’ interests.
In order to assist shareholders in voting on this proposal, we have prepared an Alternate Summary Compensation Table on page 15 of the Compensation, Discussion and Analysis, which we believe reflects our currently-employed Named Executive Officers’, including our President and Chief Executive Officer’s, compensation for 2014, since the Summary Compensation Table on pages 24-26 includes both 2013 and 2014 equity grants in the accounting values reflected under Stock Awards and thus significantly increases the total compensation for our currently-employed Named Executive Officers.
This vote is advisory only and, therefore, it will not be binding on the Company, the Compensation Committee or our Board of Directors, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and our Board of Directors value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and our Board of Directors will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL FOUR:
ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON
EXECUTIVE COMPENSATION
Pursuant to SEC rules, the Company is providing its shareholders a separate non-binding advisory vote to recommend whether an advisory vote on named executive compensation should occur every one, two or three years.
After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company at this time, and, therefore, our Board of Directors recommends an annual vote for the advisory vote on executive compensation.
In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation provides the highest level of communication with our shareholders by allowing our shareholders to provide us with their direct input on our named executive officer compensation, as disclosed in the proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our shareholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters.
In the future, we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our shareholders on this proposal or for other reasons.
Shareholders may cast their vote on the preferred voting frequency by choosing the option of  “one year”, “two years”, “three years” or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by shareholders. However, because this vote is advisory and not binding on our Board of Directors or the Company in any way, our Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE OPTION OF EVERY YEAR (“1 YEAR”)
AS THE RECOMMENDED FREQUENCY OF AN ADVISORY VOTE
ON NAMED EXECUTIVE OFFICER COMPENSATION.

Shareholder Proposals for 2016 Annual General Meeting
Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2016 annual general meeting of shareholders if they are received by the Company on or before March 13, 2016. Any proposal should be directed to the attention of the Corporate Secretary, Travelport Worldwide Limited, Axis One, Axis Park, Langley, Berkshire, United Kingdom SL3 8AG. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the Company’s bye-laws. In order for a proposal to be “timely” under the Company’s bye-laws, it must be received not less than ninety (90) days (i.e., March 13, 2016) nor more than one hundred and twenty (120) days (i.e., February 12, 2016) before the anniversary date of the immediately preceding annual general meeting of shareholders; provided, however, in the event that the annual general meeting of shareholders is called for on a date that is greater than thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual general meeting of shareholders was mailed or such public disclosure of the date of the annual general meeting of shareholders was made, whichever occurs first. Shareholder proposals should be in the proper written form required by our bye-laws.
In addition, Section 79 of the Companies Act 1981, as amended of Bermuda provides that shareholders representing either (i) 5% or more of the total voting rights eligible to vote at the annual general meeting at the date the notice is given to the Company or (ii) not less than 100 shareholders may propose any resolution which may be properly moved at the annual general meeting. Upon timely receipt of notice, we will, at the expense of the shareholder(s) proposing the resolution, give our shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the proposal must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate, at the expense of the shareholder(s), a statement not exceeding 1,000 words with respect to any matter referred to in any proposed resolution or the business to be dealt with at the annual general meeting by providing notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.
Additional Information
Eliminating Duplicate Mailings.   If you share an address with other shareholders of the Company, you may receive notification that you are being sent only a single copy of proxy materials (including a copy of the proxy statement and the 2014 Annual Report on Form 10-K) or a single Notice, as applicable, unless your bank, broker or other intermediary that provides the notification receives contrary instructions from the affected shareholders. This practice, permitted under SEC rules and commonly referred to as “householding,” is designed to provide extra convenience for shareholders and potential cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or the Notice, as applicable, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold registered Common Shares, and we will promptly deliver the requested materials. You can notify the Company by sending a written request to Travelport Worldwide Limited, Axis One, Axis Park, Langley, Berkshire, United Kingdom SL3 8AG, Attention: Corporate Secretary or by calling +44-1753-288-000 and requesting the Investor Relations department.

Solicitation of Proxies.   The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of Common Shares. The Company has hired Broadridge Investor Communication Solutions, Inc. to aid in the solicitation of proxies. It is estimated that the fee for Broadridge will be approximately $11,000 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.
By Order of the Board of Directors
ROCHELLE J. BOAS
Senior Vice President and Secretary
Dated: April 27, 2015

 Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)DateVOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TRAVELPORT WORLDWIDE LIMITEDAXIS ONE, AXIS PARK LANGLEY, BERKSHIRE SL38AG UNITED KINGDOMM93222-P66817TRAVELPORT WORLDWIDE LIMITEDThe Board of Directors recommends you vote FOR the following:1.Election of DirectorsAgainstFor AbstainNominees:!!!1a.Douglas M. SteenlandThe Board of Directors recommends you vote FOR proposals 2 and 3 and ONE YEAR on proposal 4.AbstainFor Against!!!!!!2.The appointment of Deloitte LLP as the Company's independent auditors for the fiscal year ending December 31, 2015 and authorization of the Audit Committee to determine the independent auditor's remuneration.1b.Gordon A. Wilson!!!1c.Gavin R. Baiera!!!!!!3.Advisory approval of the compensation of the Company's named executive officers.1d.Gregory Blank!!!1e.Elizabeth L. BuseThree YearsOne YearTwo YearsAbstain4.Advisory approval of the frequency of an advisory vote on named executive officer compensation.!!!!!!!1f.Steven R. Chambers!!!1g.Michael J. Durham!!!1h.Douglas A. HackerPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

 ADMISSION TICKETTravelport Worldwide Limited2015 Annual General Meeting of StockholdersThursday, June 11, 2015 3:00 p.m. Eastern TimeOffices of Kirkland & Ellis LLP601 Lexington AvenueNew York, New York 10022Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.M93223-P66817TRAVELPORT WORLDWIDE LIMITEDAnnual General Meeting of ShareholdersJune 11, 2015 3:00 PMThis proxy is solicited by the Board of DirectorsThe shareholder(s) hereby appoint(s) Gordon A. Wilson and Rochelle J. Boas, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of TRAVELPORT WORLDWIDE LIMITED that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 PM, Eastern Time on June 11, 2015, at the offices of Kirkland & Ellis LLP,601 Lexington Avenue, New York, New York 10022, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side